UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Xcel Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Richard C. Kelly Chairman of the Board, President and Chief Executive Officer

April 18, 2007

Dear Shareholder:

Please join us at the Xcel Energy Annual Meeting of Shareholders, which will be held on May 23, 2007, at 10:00 a.m. CDT, at The Minneapolis Convention Center, 1301 Second Avenue South, in Minneapolis, Minnesota. The doors will open at 9:00 a.m. CDT.

At the meeting, I will report recent Xcel Energy results, discuss ongoing operations and talk about future plans. I also will provide time for your questions and comments.

The attendance of our shareholders at annual meetings over the years has been very helpful in maintaining good communications and understanding. The annual meeting is open to shareholders and those guests invited by the Company. We sincerely hope you will be able to be with us. If you are a registered shareholder, your admission ticket to the annual meeting is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the annual meeting and present proof of ownership of Xcel Energy stock at the registration table. As set forth in these guidelines, all attendees will be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the annual meeting. We ask that you review the annual meeting guidelines contained on the back cover of this proxy statement. If you cannot attend in person, you can listen to our webcast of the annual meeting at www.xcelenergy.com.

Most important, we encourage you to vote on the issues included in this proxy statement as soon as possible. You can vote electronically over the Internet, by telephone or by mailing the proxy card. Instructions about each of the options are included on the proxy card.

Again, we would be delighted to see you in Minneapolis—and please vote soon.

Cordially,

Richard C. Kelly

ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

i

XCEL ENERGY INC.
414 Nicollet Mall
Minneapolis, Minnesota 55401-1993

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. CDT on Wednesday, May 23, 2007
Place	The Minneapolis Convention Center, 1301 Second Avenue South, in Minneapolis, Minnesota.
Items of Business	(1) To elect a board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected or appointed.
(2) To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2007.
(3) To consider a shareholder proposal relating to the separation of the role of chairman of the board and chief executive officer, if properly presented at the Annual Meeting.
(4) To consider a shareholder proposal relating to financial performance criteria for the Company’s executive compensation plans, if properly presented at the Annual Meeting.
(5) To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.
Record Date	You are entitled to vote if you were a shareholder at the close of business on March 29, 2007.
Annual Meeting Admission

If you are a registered shareholder, an admission ticket is attached to the proxy card. You will not receive an admission ticket if a bank or broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company. All attendees will be asked to provide a photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
(1) over the Internet;
(2) by telephone; or
(3) by mail.
For specific instructions, refer to the Questions and Answers beginning on page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 18, 2007.

By Order of the Board of Directors,

CATHY J. HART
Corporate Secretary

ii

XCEL ENERGY INC.
414 Nicollet Mall
Minneapolis, Minnesota 55401-1993

April 18, 2007

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2007

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:            Why Am I Receiving These Materials?

A:    The Board of Directors of Xcel Energy Inc. is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Xcel Energy’s Annual Meeting of Shareholders that will take place on May 23, 2007. You are requested to vote on the proposals described in this proxy statement.

Q:            What Information is Contained in These Materials?

A:    The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. For those of you not receiving the proxy statement electronically, our 2006 Annual Report to Shareholders is enclosed in this mailing and also is available via the Internet at www.xcelenergy.com.

Q:            What Proposals Will be Voted On at the Annual Meeting?

A:    There are four proposals scheduled to be voted on at the Annual Meeting:

•        the election of a board of directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected or appointed;

•        the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2007;

•        if properly presented at the Annual Meeting, a shareholder proposal relating to the separation of the role of chairman of the board and chief executive officer; and

•        if properly presented at the Annual Meeting, a shareholder proposal relating to financial performance criteria for the Company’s executive compensation plans.

Q:            What Are the Company’s Voting Recommendations?

A:    Our Board recommends that you vote your shares as follows:

•        “FOR” each of the nominees to the Board;

•        “FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s principal independent accountants for 2007; and

•        “AGAINST” each of the shareholder proposals.

Q:            What Shares Can I Vote?

A:    All shares of our common and preferred stock owned by you as of March 29, 2007, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:            What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

A:    Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record.   If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote your proxy directly to the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

Q:            How Can I Vote My Shares?

A:    Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

•        By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

•        By Telephone — If you are in the United States, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

•        By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide instructions, your shares will be voted as described in “How Are Votes Counted?” If you provide voting instructions but do not sign your card, your vote will not be counted.

We Encourage You to Vote by Internet or by Telephone.

Q:            Can I Change My Vote?

A:    If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. EDT on May 22, 2007, or voting again at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Q:            Is My Vote Confidential?

A:    Yes. Xcel Energy Inc. has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Q:            How Are Votes Counted?

A:    In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. However, if you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all other allocated shares are voted.

If you are a participant in our Dividend Reinvestment and Cash Payment Plan, your proxy form will include the shares held on your behalf under such plan and the shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the Dividend Reinvestment and Cash Payment Plan will not be voted.

Q:            What is the Voting Requirement to Approve Each of the Proposals?

A:    All proposals require the affirmative “FOR” vote of a majority of the voting power of the shares present. For the election of directors, you are entitled to cumulatively vote your shares as described more specifically under the heading “Proposal No. 1 Election of Directors.” If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes for certain proposals, as described in “What is the Quorum Requirement for the Annual Meeting?” below. In tabulating the voting result for any particular proposal, abstentions from voting are treated as votes “AGAINST” that proposal.

Q:            What Does it Mean if I Receive More Than One Proxy or Voting Instruction Card?

A:    It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:            How Can I Obtain an Admission Ticket for the Annual Meeting?

A:  If you are a registered shareholder, the admission ticket is attached to the enclosed proxy card. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. A photo identification, such as a driver’s license, will also be requested.

Q:            Where Can I Find the Voting Results of the Annual Meeting?

A:  We will announce preliminary voting results at the Annual Meeting. When the votes are finalized, we will include the final results in our second quarter Form 10-Q, which will be available on our website, www.xcelenergy.com, on or before August 9, 2007.

Q:            What Classes of Shares are Entitled to be Voted?

A:  If you owned shares of our common or preferred stock at the close of business on March 29, 2007, the record date, you are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote upon each matter presented at the Annual Meeting. On March 29, 2007, there were 408,805,486 shares of common stock issued and outstanding. Of these, 408,737,319 were eligible to vote. The balance of the shares of our outstanding common stock represent shares in our predecessor companies that have not yet been exchanged for shares of our common stock as required by the terms of the applicable mergers. Accordingly, these unexchanged shares are not eligible to vote. If you owned preferred stock (other than the $3.60 Series), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On March 29, 2007, we had 774,800 shares of our preferred stock (other than the $3.60 Series) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series preferred stock upon each matter presented at the Annual Meeting. On March 29, 2007, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Other than as described below under the heading “Common Stock Ownership of Directors, Executive Officers and 5% Shareholders,” no person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities.

Q:            What is the Quorum Requirement for the Annual Meeting?

A:  The quorum requirement for holding the Annual Meeting and transacting business is a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting. The shares may be present in person or represented by proxy at the Annual Meeting. If you submit a properly executed proxy card or vote in person, by telephone or over the Internet, you will be considered part of the quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:            Who Will Count the Vote?

A:  Representatives of The Bank of New York will tabulate the votes and act as the inspectors of election.

Q:            Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?

A:  The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for these solicitation activities. We also have hired Georgeson Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Inc. a fee of $7,500 for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Q:            Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

A:  Yes. The Company offers shareholders the option to receive the Annual Report to Shareholders and proxy statement electronically, instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investor Information.” Then look for electronic delivery. As soon as the Annual Report to Shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Q:            What Happens if Additional Proposals are Presented at the Annual Meeting?

A:  Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Benjamin G.S. Fowke III and Cathy J. Hart, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:            May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders or Nominate Individuals to Serve as Directors?

A:              Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CDT on December 20, 2007. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall — 5th floor, Minneapolis, Minnesota 55401-1993. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary between January 18, 2008 and March 4, 2008, and must contain certain information as required under our bylaws. You may contact the Corporate Secretary at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making shareholder proposals. Please note that these requirements relate only to matters a shareholder wishes to bring before next year’s annual meeting and that are not to be included in our proxy statement.

To Recommend an Individual to Serve as a Director. You may make a recommendation to our Governance, Compensation and Nominating Committee of an individual to serve as a director by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary of Xcel Energy Inc. at 414 Nicollet Mall — 5th floor, Minneapolis, Minnesota 55401-1993. In order to be considered for next year’s annual meeting, your recommendation should be received by October 12, 2007.

Q:            I Received More Than One Complete Proxy Package. Is it Possible to Eliminate Duplicates?

A:  Yes, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Shareholders and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report to Shareholders and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual

Report to Shareholders or proxy statement for your household, please forward your written request to The Bank of New York, Shareholder Relations — 12E, P.O. Box 11258, Church Street Station, New York, New York 10286. You may also e-consent to householding on the Internet at www.stockbny.com.

If you are a shareholder of record, or a beneficial owner whose shares are held through a broker or bank, and participate in householding and would like to receive a separate copy of our 2006 Annual Report to Shareholders or this proxy statement, please contact us in the manner described in the immediately preceding paragraph or call 1-877-778-6786. We will deliver the requested documents to you promptly upon receipt of your request. If you are a shareholder of record and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, please contact us in the manner described in the immediately preceding paragraph or call 1-877-778-6786. If you are not a shareholder of record and your shares are held through a broker or bank and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

CORPORATE GOVERNANCE

Governance Guidelines and Code of Conduct

The Board of Directors of the Company operates under a set of written Guidelines on Corporate Governance. These Guidelines set forth the Company’s corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates.

The Guidelines describe Board membership criteria, the Board selection and member orientation process and stock ownership guidelines. The Guidelines require that all but two of the directors must be independent and that the members of each committee must be independent. Directors are to retire from the Board prior to the annual meeting of shareholders in the year in which they turn 72 and, except for inside directors and directors first elected prior to 2000, are to serve no more than 15 years on the Board. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly held companies without the prior approval of the Governance, Compensation and Nominating Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board’s consideration.

The Guidelines provide that the Governance, Compensation and Nominating Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria. The Guidelines also provide that the members of the Board will conduct an annual assessment of the performance of the Board and the processes used by the Board. The members of each respective committee will conduct an annual assessment of the performance of the committees.

The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company’s independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors are to meet in executive session on a regularly scheduled basis, and that the rotating lead independent director will chair these executive sessions. The chairs of the Board’s respective committees identified in the following sections will serve, on a quarterly rotational basis, as the lead independent director.

The Board of Directors of the Company has adopted a Code of Conduct that applies to employees and directors of Xcel Energy Inc., its wholly owned subsidiaries and affiliates. Our Code of Conduct applies to our chief executive officer, our chief financial officer and our chief accounting officer, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to such officers as well as the governance requirements of the New York Stock Exchange. All of our corporate governance material, including our Code of Conduct, our Guidelines on Corporate Governance and each of our committee charters, is available for public viewing on the Company’s web site at www.xcelenergy.com, under “About Us — Corporate Governance.” Copies of our corporate governance material are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, 5th floor, Minneapolis, Minnesota 55401-1993.

Board Composition and Independence

In 2004, the Board requested and received shareholder approval to amend our bylaws to eliminate the classification of the Board of Directors. Consequently, all directors are elected annually for one-year terms.

The Board of Directors of the Company currently has thirteen directors, twelve of whom are independent within the meaning of the listing standards of the New York Stock Exchange. For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•       No director qualifies as “independent” unless the Board affirmatively determines, taking into account all of the relevant facts and circumstances, that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•       A director who is an employee, or whose immediate family member is an executive officer, of us or any of our subsidiaries is not independent until four years after the end of such employment relationship;

•       A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $100,000 per year in such compensation;

•       A director (a) who is a current partner or employee of the firm that is the Company’s external auditor, or (b) whose immediate family member is a current partner of such firm or a current employee of such firm and participates in that firm’s audit, assurance, or tax compliance (but not tax planning) practice, or (c) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent;

•       A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until four years after the end of such service or the employment relationship;

•       A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until four years after falling below such threshold; and

•       A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

For purposes of determining whether a director is independent, the Board has determined that the receipt of regulated electric and gas service from the Company does not constitute a material relationship. One of our directors, Mr. Richard K. Davis, is the President and Chief Executive Officer of U.S. Bancorp. As described below under the heading “Related Party Transactions,” U.S. Bancorp serves as trustee for some of our debt securities and has in the past, and may in the future, perform investment and other banking services for the Company. For purposes of determining whether Mr. Davis is independent, the Board has determined that, due to the nature and relative size of such banking work compared to the revenues of both the Company and U.S. Bancorp, such banking work did not constitute a material relationship.

The Board determined that the following current members of the Board: Mr. C. Coney Burgess, Mr. Fredric W. Corrigan, Mr. Richard K. Davis, Mr. Roger R. Hemminghaus, Mr. A. Barry Hirschfeld,

Mr. Douglas W. Leatherdale, Mr. Albert F. Moreno, Ms. Margaret R. Preska, Ms. A. Patricia Sampson, Mr. Richard H. Truly, Mr. David A. Westerlund, and Mr. Timothy V. Wolf meet the independence standards described above. Mr. Richard C. Kelly does not meet the independence standards because he is our current Chairman, President and Chief Executive Officer.

Standing Committees; Independent Members

Our Board has four standing committees — Audit; Finance; Governance, Compensation and Nominating; and Operations, Nuclear and Environmental. All members of these committees are independent directors who are nominated and approved by the Board each year. The Governance, Compensation and Nominating Committee will recommend to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. Each of the charters is available for public viewing on our website at www.xcelenergy.com under “About Us — Corporate Governance” and the name of the specific committee. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined in the following sections.

Lead Independent Directors

In an effort to strengthen independent oversight of management and to strengthen communication, the Board has appointed the chairpersons of each committee (Messrs. Burgess, Hemminghaus, Hirschfeld and Leatherdale) to serve in the role of lead independent director on a quarterly rotational basis. The responsibilities of the lead independent director include:

•       Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors

•       Serve as liaison between the Chairman and the independent directors

•       Approve the agenda for meetings of the Board

•       Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items

•       Call meetings of the independent directors

•       Provide consultation and direct communication with major shareholders, if requested

The executive sessions of the non-management directors are held on a regular basis. During 2006, the independent directors met in executive session on six (6) occasions.

Process Related to Executive Officer and Director Compensation

Under the terms of its charter, the Governance, Compensation and Nominating Committee of the Board of Directors has broad authority to develop and implement compensation policies and programs for executive officers and Board members. In particular the Governance, Compensation and Nominating Committee is to:

•       Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer

•       Evaluate the performance of the Chief Executive Officer in light of those corporate goals and objectives and set the compensation level for the Chief Executive Officer based on such evaluation and any other factors it deems appropriate

•       Review and recommend to the Board the approval, adoption and amendment of all cash and equity-based incentive compensation plans in which any executive officer participates and all other equity-based plans

•       Administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Governance, Compensation and Nominating Committee

•       Review performance and approve salaries and other forms of compensation, including perquisites and awards under the incentive compensation plans and equity-based plans, for executive and senior officers and report the results of such performance and compensation evaluations to the Board

•       Approve short-term and long-term incentive awards and review company annual and long-term performance against goals

•       Review severance arrangements for senior officers

•       Review and recommend Board compensation and retirement policies and plans

The Governance, Compensation and Nominating Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee.

The Chief Executive Officer may make recommendations to the Governance, Compensation and Nominating Committee regarding the compensation levels for executive officers other than his own.

The Governance, Compensation and Nominating Committee has in the past, and expects to do so in the future as well, directly engaged Towers Perrin, a nationally recognized compensation consulting firm, to help survey the marketplace. Typically, Towers Perrin has been asked to provide information to the Governance, Compensation and Nominating Committee about officer compensation within the energy industry and on a broader scale. In particular, for 2006, at the request of the Governance, Compensation and Nominating Committee, Towers Perrin provided an annual evaluation of trends in executive compensation and director compensation and an evaluation of executive and senior officer compensation. Towers Perrin based its evaluation on executive compensation data collected in two survey groups — one for energy companies and one for general industry companies.

In 2006, Towers Perrin provided an analysis of the Company’s outside director compensation with that of the utility industry and S&P 500 companies. Specific components that were analyzed included annual board and committee retainers, board and committee meeting fees, committee chairperson fees, and annualized expected value of stock-based compensation. The Governance, Compensation and Nominating Committee then established new directors fees at its meeting in August 2006.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 414 Nicollet Mall, 5th floor, Minneapolis, Minnesota 55401-1993. Alternatively, the directors may be contacted via e-mail at boardofdirectors@xcelenergy.com. We currently do not intend to have the Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

The Company does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting. All members of our Board as of the 2006 annual meeting attended the 2006 meeting.

Nomination of Directors

In considering individuals for nomination as directors, the Governance, Compensation, and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. For 2006, the committee hired Russell Reynolds Associates, Inc., an international search firm, to help identify and facilitate the screening and interview process of potential director nominees. The search firm screened the candidates, conducted reference checks, prepared a biography of each candidate for the committee to review and helped set up interviews. The committee selected the nominees that best suited our needs. Mr. David A. Westerlund and Mr. Timothy V. Wolf were each initially recommended by Russell Reynolds Associates, Inc. and elected to the Board in December 2006, effective January 30, 2007.

In evaluating potential candidates, the committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall — 5th Floor, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 12, 2007 in order to be considered for next year’s annual meeting. The committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Prohibition on Loans; Ratification of Auditors

The Xcel Energy Inc. 2005 Omnibus Incentive Plan, approved by shareholders at the 2005 annual meeting, expressly prohibits Company loans to any employees, including executive officers.

As is more fully discussed later in this proxy statement, the Board of Directors is requesting shareholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s principal independent accountants for 2007.

BOARD STRUCTURE AND COMPENSATION

As previously discussed, our Board currently consists of thirteen directors, twelve of whom are considered independent within the meaning of the listing standards of the New York Stock Exchange.

The Board had the following four standing committees during 2006:

•       Audit

•       Finance

•       Governance, Compensation and Nominating

•       Operations, Nuclear and Environmental

The function of each committee and current membership are described in the following sections. During 2006, the Board met seven (7) times and the independent directors met in executive session on six (6) occasions. Various committees of the Board met as indicated below. Of the eleven directors currently serving on the Board who served on the Board during 2006, nine (9) of them attended 100% of the meetings of the Board and committees on which such director served during 2006, one (1) director attended at least 90% of such meetings and Mr. Richard K. Davis attended 70% of such meetings.

Audit Committee

Members: Roger R. Hemminghaus (Chair), Fredric W. Corrigan, Douglas W. Leatherdale, Albert F. Moreno, Margaret R. Preska and Timothy V. Wolf. All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Roger R. Hemminghaus, Fredric W. Corrigan, Douglas W. Leatherdale and Mr. Timothy V. Wolf meet the Securities and Exchange Commission’s definition of audit committee financial expert.

Number of meetings in 2006: Six (6)

The functions of the Audit Committee include, among other things:

•       Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•       Review of the annual audited financial statements and quarterly financial information with management and the independent auditors;

•       Appointment of independent auditors;

•       Review with the independent auditors of the scope and the planning of the annual audit;

•       Review of findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; and

•       Preparation of the Report of the Audit Committee included in this proxy statement.

Finance Committee

Members: C. Coney Burgess (Chair), Richard K. Davis, Roger R. Hemminghaus, Margaret R. Preska, A. Patricia Sampson and Timothy V. Wolf.

Number of meetings in 2006: Six (6)

The functions of the Finance Committee include, among others:

•       Oversight of corporate capital structure and budgets;

•       Oversight of financial plans and dividend policies;

•       Recommendations as to dividends;

•       Oversight of insurance coverage and banking relationships;

•       Oversight of investor relations; and

•       Oversight of financial and operational risk management.

Governance, Compensation and Nominating Committee

Members: Douglas W. Leatherdale (Chair), C. Coney Burgess, Fredric W. Corrigan, A. Barry Hirschfeld, Richard H. Truly and David A. Westerlund. All members of the Governance, Compensation and Nominating Committee are independent, as defined in the listing standards of the New York Stock Exchange.

Number of meetings in 2006: Six (6)

The functions of the Governance, Compensation and Nominating Committee include, among others:

•       Determination of Board organization, selection of director nominees and setting of director compensation;

•       Evaluation of performance of the Chief Executive Officer and other senior officers;

•       Approval of executive compensation, including incentives and other benefits;

•       Establishment of corporate governance principles and procedures;

•       Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy;

•       Review proxy disclosures regarding directors’ and officers’ compensation and benefits, including but not limited to the Compensation Discussion and Analysis; and

•       Preparation of the Governance, Compensation and Nominating Committee Report on its review of management’s report on executive compensation for inclusion in this proxy statement.

Operations, Nuclear and Environmental Committee

Members: A. Barry Hirschfeld (Chair), Richard K. Davis, Albert F. Moreno, A. Patricia Sampson, Richard H. Truly and David A. Westerlund.

Number of meetings in 2006: Four (4)

The functions of the Operations, Nuclear and Environmental Committee include, among others:

•       Oversight of nuclear and non-nuclear operations, electric and gas delivery and retail service operations;

•       Review of environmental compliance, performance issues and initiatives, and customer operations;

•       Review of safety and operations performance; and

•       Review of operational decisions and plans related to performance.

Directors’ Compensation for 2006

The following table provides information on the compensation we paid during 2006 to each of our non-employee directors. Mr. Kelly, who is employed by the Company, received no compensation for his Board activities.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
C. Coney Burgess	71,658	78,332	—	—	—	35,051	185,041
Fredric W. Corrigan	38,292	64,000	—	—	—	1,571	103,863
Richard K. Davis	32,735	64,000	—	—	—	1,571	98,306
Roger R. Hemminghaus	72,608	78,522	—	—	—	44,928	196,058
A. Barry Hirschfeld	68,658	77,732	—	—	—	37,324	183,714
Douglas W. Leatherdale	72,465	78,493	—	—	—	59,091	210,049
Albert F. Moreno	61,265	76,253	—	—	—	42,699	180,217
Margaret R. Preska	44,015	64,000	—	—	—	37,599	145,614
A. Patricia Sampson	48,408	67,639	—	—	—	37,518	153,565
Richard H. Truly	59,408	64,000	—	—	—	3,398	126,806
David A. Westerlund(2)	—	—	—	—	—	—	—
Timothy V. Wolf(2)	—	—	—	—	—	—	—
Richard H. Anderson(3)	14,673	—	—	—	—	5,796	20,469

(1)            Amounts in this column represent the dollar value of the stock equivalent units discussed below. As of December 31, 2006, the number of stock equivalent units owned by the directors were as follows: Mr. Anderson: 6,805 units; Mr. Burgess: 45,515 units; Mr. Corrigan: 3,586 units; Mr. Davis: 3,586 units; Mr. Hemminghaus; 57,096 units; Mr. Hirschfeld: 47,890 units; Mr. Leatherdale: 73,734 units; Mr. Moreno: 54,131 units; Ms. Preska: 45,889 units; Ms. Sampson: 46,462 units and Mr. Truly: 5,732 units.

(2)            Elected as director effective January 30, 2007 and did not receive any compensation from the Company in 2006.

(3)            Served as a director until May 17, 2006.

The fee amounts reflected in column (b) above include an annual retainer, board and committee meeting fees and additional retainers for service as committee chair or audit committee member. The amounts reflected in column (c) represent stock equivalent units. For 2006, the amounts payable for each of those components was as follows:

	Through Aug. 31, 2006	Effective Sept. 1, 2006
Annual Director Retainer	$35,000	$40,000
Board Meeting Attendance Fees (per meeting)	$1,500	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$650	$650
Committee Meeting Attendance Fees (per meeting)	$1,500	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$5,000	$5,000
Operations, Nuclear & Environmental Committee	$5,000	$5,000
Audit Committee	$10,000	$10,000
Finance Committee	$5,000	$5,000
Audit Committee Member Retainer	—	$5,000
Stock Equivalent Units	$64,000	$75,000

We have a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock.

On May 18, 2006, each then-serving non-employee director of the Company received an award of 3,509.73 stock equivalent units representing approximately $64,000 in cash value. Additional stock equivalent units were accumulated during 2006 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the Beneficial Ownership Table on page 31.

Prior to 2005, directors were able to participate in a deferred compensation plan that provided for deferral of director retainer and meeting fees until after retirement from the Board. A director could defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elected to defer compensation under this plan received a premium of 20% of the compensation that was deferred. In December 2004, the Board amended a number of executive and director compensation plans, including the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan, in part to comply with deferred compensation requirements of new Section 409A of the Internal Revenue Code of 1986, as amended, as added by Section 885 of the American Jobs Creation Act of 2004, and other legislation. As a result of the amendments, participation in the Stock Equivalent Plan for Non-Employee Directors and the Non-Employee Directors Deferred Compensation Plan was frozen. The plans will continue to operate in accordance with their terms with respect to amounts deferred and/or awarded prior to January 1, 2005. It is expected that the plans will be amended in 2007 in order to achieve compliance with the new deferred compensation requirements. In addition, Mr. Roger R. Hemminghaus, Mr. A. Barry Hirschfeld and Mr. C. Coney Burgess are entitled to a benefit upon retirement from the Board resulting from their service as a director for a predecessor company under a tenure policy that was frozen on August 22, 2000 at the time of the formation of Xcel Energy. Based on the terms of this tenure policy, Messrs. Hemminghaus, Hirschfeld and Burgess are eligible to receive a monthly benefit ($353.75, $1,844.20 and $406.25, respectively) for the lesser of ten years or life.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The Board of Directors consists of thirteen directors. Each director serves a one-year term, with all directors subject to annual election.

The following thirteen individuals are the nominees to be elected to serve until the 2008 annual meeting or until their successors are elected: C. Coney Burgess, Fredric W. Corrigan, Richard K. Davis, Roger R. Hemminghaus, A. Barry Hirschfeld, Richard C. Kelly, Douglas W. Leatherdale, Albert F. Moreno, Dr. Margaret R. Preska, A. Patricia Sampson, Richard H. Truly, David A Westerlund and Timothy V. Wolf. Each of the nominees is a current director.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees. The election of each director shall be decided by majority vote. This means that, to be elected, a nominee must receive the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees

The nominees, their ages, principal occupations or positions, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Kelly, no nominee has been an employee of the Company within the past five years.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” each of the nominees, unless a contrary vote is specified.

Nominees for Directors

C. Coney Burgess
Age:	69
Director Since:	2000 1997 to 2000 (New Century Energies, Inc. (“NCE”)) 1994 to 1997 (Southwestern Public Service Company (“SPS”))
Principal Occupation/ Experience:	Chairman and President of Burgess-Herring Ranch Company and Chairman of Herring Bank.
Other Directorships:	Herring Bank, Monarch Trust Company; Chain C, Inc.; American Quarter Horse Association; Texas and Southwestern Cattle Raisers Association; the Harrington Cancer Center.
Education:	Bachelor of science and bachelor of arts degrees from Mississippi State University; major in geology and pre-law.
Fredric W. Corrigan
Age:	64
Director Since:	2006
Principal Occupation/ Experience:

Retired CEO and President of The Mosaic Company, a global crop nutrition company; CEO and President of The Mosaic Company (October 2004 to January 2007); previously Executive Vice President of Cargill, Incorporated (1999 to 2004).

Other Directorships:	The Mosaic Company.
Education:	Bachelor’s degree in Economics from Dartmouth College.

Richard K. Davis
Age:	49
Director Since:	2006
Principal Occupation/ Experience:

President and CEO of U.S. Bancorp, a multi-state financial holding company (December 2006 to present); President and Chief Operating Officer of U.S. Bancorp (October 2004 to December 2006); Vice Chairman of U.S. Bancorp (February 2001 to October 2004).

Other Directorships:	U.S. Bancorp; American Bankers Association; Visa International; Minnesota Orchestra; Guthrie Theatre; Minneapolis YMCA; Center for Economic Education; National Underground Railroad Freedom Center.
Education:	Bachelor’s degree in Economics from California State University and has completed banking school programs at the University of Washington and Cornell University.
Roger R. Hemminghaus
Age:	70
Director Since:	2000 1997 to 2000 (NCE) 1994 to 1997 (SPS)
Principal Occupation/ Experience:	Retired Chairman and CEO of Ultramar Diamond Shamrock Corp., a petroleum refining and marketing company.
Other Directorships:

CTS Corporation; Tandy Brands Accessories Corporation; National Advisory Council Boy Scouts of America; regent emeritus and past chairman of Texas Lutheran University; Vice Chairman of Development Board of University of Texas at San Antonio; Director and former Chairman of the Southwest Research Institute; Trustee and former chairman, United Way of San Antonio and Bexar County; former Chairman of the Federal Reserve Bank of Dallas.

Education:	Bachelor of science degree in chemical engineering from Auburn University; graduate work in business and nuclear engineering.

A. Barry Hirschfeld
Age:	64
Director Since:	2000 1997 to 2000 (NCE) 1988 to 1997 (Public Service Company of Colorado (“PSCo”))
Principal Occupation/ Experience:

Chairman of National Hirschfeld, LLC, a Denver commercial printing company; President of ABH Development, Inc., a residential and commercial real estate development firm in Denver; Managing Member, A.B. Hirschfeld & Sons, LLC, a residential real estate development company.

Other Directorships:

OPUS Northwest, LLC; Clyfford Still Museum; the Rocky Mountain Multiple Sclerosis Center; the National Jewish Center; trustee for the Denver Area Council of the Boy Scouts of America; lifetime trustee of the Denver Metro Convention and Visitors Bureau; Executive Committee and board member of Colorado Concern and Executive Vice President of Mile High Stadium Club.

Education:	Bachelor of science degree in business administration from California State Polytechnic University and M.B.A. from the University of Denver.

Richard C. Kelly
Age:	60
Director Since:	2004
Principal Occupation/ Experience:

Chairman, President and CEO of Xcel Energy (December 2005 to present); Chairman, PSCo, SPS, Northern States Power Company Wisconsin (“NSPW”) and Northern States Power Company Minnesota (“NSPM”) (March 2005 to present). Previously President and CEO of Xcel Energy (July 2005 to December 2005); President and Chief Operating Officer of Xcel Energy (October 2003 to June 2005); Vice President and Chief Financial Officer of Xcel Energy (August 2002 to October 2003); President, Enterprises of Xcel Energy (August 2000 to August 2002); Executive Vice President and Chief Financial Officer of NCE (1997 to August 2000); and Senior Vice President of PSCo (1990 to 1997). Executive officer and director of many of our subsidiaries, including NSPM, NSPW, SPS and PSCo. President and Chief Operating Officer of NRG Energy, Inc. (“NRG”), a former subsidiary of Xcel Energy Inc. (June 6, 2002 to May 14, 2003), and a director of NRG (June 2000 to May 14, 2003). In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG emerged from bankruptcy on December 5, 2003.

Other Directorships:

Science Museum of Minnesota; Minnesota Orchestra; Capital City Partnership; Regis University; Edison Electric Institute; Member of National Renewable Energy Laboratory Advisory Council; Itasca Project; National Petroleum Council; Colorado Concern and Colorado Forum.

Education:

Master’s degree and a bachelor’s degree in accounting from Regis University; attended the University of Colorado’s Executive Education Conference and the University of Michigan’s Public Utility Executive Program.

Douglas W. Leatherdale
Age:	70
Director Since:	1991
Principal Occupation/ Experience:	Retired Chairman and CEO of The St. Paul Companies, Inc. (1990 to 2001).
Other Directorships:

UnitedHealth Group Inc.; the American Hanoverian Society; the University of Winnipeg Foundation; the Minnesota International Centre; former chairman and current director of The Minnesota Orchestra; lifetime director of the University of Minnesota Foundation.

Education:	Bachelor’s degree from United College, Winnipeg, Manitoba and Doctorate of Laws (Honoris Causa) from the University of Winnipeg, Canada.
Albert F. Moreno
Age:	63
Director Since:	2000
1999 to 2000 (NCE)
Principal Occupation/ Experience:	Retired Senior Vice President and General Counsel of Levi Strauss & Co., a brand name apparel manufacturer.
Other Directorships:	Rosenberg Foundation.
Education:

Bachelor’s degree in economics from San Diego State University, degree in Latin American Economic Studies from the Universidad de Madrid and law degree from the University of California at Berkeley School of Law.

Dr. Margaret R. Preska
Age:	69
Director Since:	1980
Principal Occupation/ Experience:

Owner and CEO of Robinson Preska Management Company (includes Build a Bike, Inc.com, an Internet-based instructional business); Distinguished Service Professor, Minnesota State Colleges and Universities; Historian and President Emerita of Minnesota State University, Mankato.

Other Directorships:	Winona State University Foundation.
Education:	Bachelor of science degree from the State University of New York-Brockport, master’s degree from The Pennsylvania State University and Ph.D. from Claremont Graduate University.
A. Patricia Sampson
Age:	58
Director Since:	1985
Principal Occupation/ Experience:	CEO and President of The Sampson Group, Inc., a management development and strategic planning consulting business.
Other Directorships:	Chairperson of Word Alive Ministries.
Education:

Bachelor’s degree from Youngstown State University and master’s degree from the University of Pennsylvania. She is an Associate Minister at Fellowship Missionary Baptist Church and currently working toward a doctoral degree in ministry at Bethel Seminary.

Richard H. Truly
Age:	69
Director Since:	2005
Principal Occupation/ Experience:

Retired U.S. Navy Vice Admiral and past director of the Department of Energy’s National Renewable Energy Laboratory (NREL) (1997 until 2005); former Executive Vice President of the Midwest Research Institute; former Vice President of the Georgia Institute of Technology; former Administrator of the National Aeronautics and Space Administration (NASA).

Other Directorships:	Tetra Tech, Inc.; Edenspace Systems Corporation; Regis University (Trustee); U.S. Space Foundation; University Coalition of Atmospheric Research (Trustee).
Education:	Bachelor of Aeronautical Engineering from Georgia Institute of Technology.
David A. Westerlund
Age:	56
Director Since:	2007
Principal Occupation/ Experience:

Executive Vice President, Administration and Corporate Secretary of Ball Corporation , a manufacturer of metal and plastic packaging products and owner of Ball Aerospace & Technologies Corporation (2006 to present); previously, Senior Vice President, Administration and Corporate Secretary of Ball Corporation (2002 to 2006).

Other Directorships:	Exempla Healthcare, Westminster Legacy Foundation and Mile High United Way.
Education:	Bachelor’s degree in economics from the University of Virginia and a law degree from the University of South Carolina.

Timothy V. Wolf
Age:	53
Director Since:	2007
Principal Occupation/ Experience:

Vice President and Global Chief Financial Officer of Molson Coors Brewing Company (2005 to present); Vice President and Chief Financial Officer of Adolph Coors Company (1995-2005); Controller of Walt Disney Company (1989 to 1991).

Other Directorships:	Denver Hospice.
Education:	Bachelor’s degree in economics from Harvard College and an MBA from the University of Chicago Graduate School of Business with a major in finance and a minor in marketing.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS XCEL ENERGY’S
PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2007

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as the principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2007. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as the Company’s principal independent accountants for 2007. Abstentions from voting in this matter are treated as votes “AGAINST.”  Proxies solicited by the Board of Directors will be voted “FOR” the proposal, unless a different vote is specified.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s principal independent accountants. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment of the Company’s principal independent accountants, unless a different vote is specified.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL RELATING TO THE ROLE OF THE CHAIRMAN AND CEO

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado, 80202, beneficial owner of 914 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Resolution

That the shareholders of XCEL ENERGY INC. request their Board of Directors to establish a policy of separating the roles of the Chairman of the Board and the Chief Executive Officer (or President) whenever possible, so that an independent director who has not served as an executive officer of the Company serves as the Chairman of the Board of Directors. This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2007 annual meeting.

STATEMENT

There are only a few cases where the back-dating of stock options took place in the presence of a non-employee chairman of the board. There was, however, a predominance of back-dating options where the chairman was an employee or also served as the corporate president.

PLEASE NOTE THE PRESENCE OF DOUGLAS LEATHERDALE, A DIRECTOR OF UNITEDHEALTH GROUP, OF THE BOARD OF XCEL ENERGY INC.

“One person” leadership did not work under the previous Chairman of the Board, President, and Chief Executive Officer Wayne Brunetti and now our Board is creating another era of “one person” leadership and allowing another “empire” to be built.

Xcel’s board defied the request to the Attorney General to terminate the former chairman.

As the primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the Director serving as President and/or Chief Executive Officer, the proponent believes that the separation of these roles will promote greater accountability to the Board of Directors and to the shareholders whose capital has created the company.

BUSINESSWEEK MAGAZINE (November 27, 2006) quotes Ira Millstein:  “Why the Roles of CEO and Chairman are Better Off Apart — Splitting the roles of chairman and CEO is sensible if you seek good governance. The tasks are different:  The board oversees, and management manages. Each needs its own leader, and each leader needs to respect the limits of each job.”

In 2004, Mr. Brunetti abolished the position of Vice-President for Colorado and Wyoming noting there was not a need for a geographical vice president. Just over a year ago, Mr. Kelly appointed someone to a similar position but with a different title and announced that he was purchasing a home in suburban Denver and would be “splitting time between Xcel’s Minneapolis headquarters and its Colorado offices.”

The proponent believes that an independent Board Chairman would have followed approved governance practices and required policies of accountability.

Many respected institutional investors support the proposed separation. CalPERS Corporate Core Principles and Guideline state:  “the independence of a majority of the Board is not enough” and that “the leadership of the Board must embrace independence, and it must ultimately change the way in which directors interact with management.

If you agree, please vote “FOR” this proposal.

THE XCEL ENERGY BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL

The Xcel Energy Board of Directors believes that maintaining its independence from management is important. The Board is committed to high standards of corporate governance and has adopted Corporate Governance Guidelines that are posted on our website. These guidelines outline the following policies for board independence: Outside, Independent Directors; Committee Membership; Lead Independent Directors; Executive Board Sessions, and Succession Planning.

The Board of Directors, which includes twelve independent, non-management directors among its thirteen members, believes that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person, except in unusual circumstances such as a transition in leadership. The Board believes that currently it is in the best interest of our company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board may separate these positions in the future should circumstances change.

The Board believes that its current independent Board structure is best for our Company and provides the necessary good corporate governance and accountability. The Board does not believe that it is necessary for the Chairman to be an independent director and does not believe its independence is compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our company. The independent Board members meet on a regular basis in executive sessions that are led by a rotating lead director, who is an independent director. As described in the Corporate Governance section on pages 7 to 11 in this proxy statement, the lead independent director has numerous responsibilities.

The Board does not agree that separating the roles of Chairman and CEO will promote greater accountability to the shareholders. The Board also disputes the shareholder proponent’s claim that somehow approved governance practices and policies for accountability were not followed. Our Corporate Governance Guidelines were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all independent Board members.

The Board believes that our corporate governance structure, with its emphasis on independence and the active role of the lead independent director, makes it unnecessary to have a policy of separating the roles of Chairman and CEO. The Board believes it is important that it has the discretion to act in the best interests of shareholders at any point in time. The proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, beneficial owner of 12,750 shares, has given notice that it intends to present for action at the Annual Meeting the following resolution:

Pay-for-Superior-Performance Proposal

Resolved:   That the shareholders of Xcel Energy, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.               The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.               The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.               Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:   We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution:  The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

THE XCEL ENERGY BOARD UNANIMOUSLY

RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Xcel Energy Board of Directors believes the Company’s existing compensation programs appropriately reward performance by senior executives. The existing compensation programs, which include annual and long-term incentives, are designed and implemented to promote long-term corporate value, which is the purported goal of the proposal. As discussed in more detail below, the existing compensation programs are aligned with the interests of the Company’s shareholders, customers and employees.  In contrast, the proposal is not consistent with the interests of the Company’s shareholders, customers or employees and is ill suited for a public utility holding company with regulated operations in a number of states.

The Board believes the existing compensation programs promote long-term corporate value. The Board believes that long-term corporate value encompasses more than strictly financial performance, however. That is why our executive compensation programs are aligned with the interests of our shareholders, customers and employees. As described in the Compensation Discussion and Analysis appearing on pages 33 to 43 in this proxy statement, the annual and long-term incentive programs are designed to reward performance in different aspects of our business. The Company has designed its annual incentive to reward performance over the course of the year with respect to financial, environmental and safety goals, among others. For some of these goals, such as safety, it is appropriate to use external benchmarks in determining the appropriate goals and, in this case, the Company targets first quartile safety performance as compared to similar companies that are members of the Edison Electric Institute. For other goals, such as environmental, it is not appropriate to use external benchmarks as benchmarks may not be readily available or comparable to the Company’s operations. In every instance, these goals for annual incentives are implemented to promote long-term corporate value. Further, by emphasizing different aspects of our business, the goals promote the interests of the Company’s stakeholders.

Similarly, the Company has designed its long-term incentives to reward long-term financial and environmental performance. As described in the Compensation Discussion and Analysis, a component of the compensation program rewards financial performance based on total shareholder return compared to a peer group of similar energy companies. The Board believes this is one basis for an appropriate long-term incentive and rewards long-term performance.

In contrast to the Company’s existing compensation programs, the proposal is overly prescriptive and subverts other critical company goals to relative total shareholder return. For example, environmental stewardship is a stated and critical part of the Company’s strategy but would be struck from the Company’s compensation programs if the proposal stood. Further, the proposal is requesting that the Company’s annual incentive plan be based on defined financial criteria relative to a disclosed group of peer companies. The Company’s stakeholders consist of not only shareholders, but also of other key groups such as customers and employees. Therefore, other metrics such as safety or environmental goals are important indicators of Company performance and should not be excluded from potential performance metrics in the annual incentive plan—as would be the case if the Plan were limited to only financial criteria.

At the same time, the proposal’s approach, which would prescribe such an approach for all elements of the compensation program, is not appropriate. Measuring relative performance based solely on financial performance over a limited timeframe, particularly in a capital-intensive industry and in an industry where external factors such as weather can affect performance, may not be a reliable indication of whether a company is truly outperforming its peers over the long-term. The proposal states that awards should not be granted unless the Company performs at or above median or mean peer performance. Incorporating this guideline has the potential to encourage biased behavior among plan participants. Individuals may be influenced to take temporary actions (e.g., deferring maintenance and capital improvements) that ensure they at least outperform the median/mean performance of peers on a financial or shareholder return basis, without considering the longer-term implications of their actions. The Company’s executive compensation philosophy, on the other hand, is intended to ensure that long-term objectives are balanced with short-term actions. The Board believes this provides an objective approach to our annual and long-term goals, thereby resulting in balancing capital investment decisions with environmental stewardship. As a regulated utility, Xcel Energy and its peer companies have allowable rates of return, which vary from company-to-company as determined on a state-by-state basis. Therefore, annual financial performance is influenced by both the allowable rate of return as well as management’s performance in running the utility. Thus, on an annual basis, it is difficult to determine if a utility truly “outperformed” its peers or if it was simply the beneficiary of a higher, state-allowed regulated rate of return.

In summary, the Board believes that the existing compensation programs do promote long-term value and do not provide “excessive executive compensation,” as implied by the proposal. As described in the Compensation Discussion and Analysis, the Compensation Committee analyzes and evaluates executive compensation practices as compared to a peer group of energy companies to ensure that the compensation delivered to the Company’s executives remains competitive and appropriately rewards performance. This analysis is considered by the Compensation Committee when it makes adjustments to the executive compensation. The Board believes it is in the best interest of the shareholders to give the Committee the flexibility and discretion to use performance-based compensation as appropriate and based on the specific goals of the Company.

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND 5% SHAREHOLDERS

The following table sets forth information concerning beneficial ownership of our common stock as of March 1, 2007, for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table (the “Named Executive Officers”); (c) the directors and executive officers as a group; and (d) each beneficial holder of more than 5% of our voting securities. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the Beneficial Ownership Table below owned more than 0.17% of Xcel Energy’s common stock. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

Name and Principal Position of Beneficial Owner	Common Stock(1)	Stock Equivalents	Options Exercisable Within 60 Days	Restricted Stock	Total
Richard C. Kelly(2)	190,443	9,684	452,750	24,813	677,690
Chairman of the Board, President and Chief Executive Officer
C. Coney Burgess	10,289	45,956	—	—	56,245
Director
Fredric W. Corrigan	10,000	3,621	—	—	13,621
Director
Richard K. Davis	4,202	3,621	—	—	7,823
Director
Roger R. Hemminghaus	6,721	57,649	—	—	64,370
Director
A. Barry Hirschfeld	15,899	48,354	—	—	64,253
Director
Douglas W. Leatherdale	1,100	74,448	—	—	75,548
Director
Albert F. Moreno	2,325	54,655	—	—	56,980
Director
Margaret R. Preska	1,300	46,333	—	—	47,633
Director
A. Patricia Sampson	1,497	46,912	—	—	48,409
Director
Richard H. Truly	521	5,787	—	—	6,308
Director
David A. Westerlund	1,000	803	—	—	1,803
Director
Timothy V. Wolf	—	803	—	—	803
Director
Benjamin G.S. Fowke III	51,270	2,587	62,400	11,165	127,422
Vice President and Chief Financial Officer

Name and Principal Position of Beneficial Owner	Common Stock(1)	Stock Equivalents	Options Exercisable Within 60 Days	Restricted Stock	Total
Paul J. Bonavia	102,837	2,509	339,000	2,633	446,979
President, Utilities Group
Patricia K. Vincent	74,553	5,809	144,200	2,915	227,477
President and Chief Executive Officer of Public Service Company of Colorado (PSCo)
Gary R. Johnson	92,275	—	219,267	—	311,542
Former Vice President and General Counsel
Pictet Asset Management SA(3)	20,476,760	—	—	—	20,476,760
60 Route Des Acacias, Geneva 73, Switzerland CH-12 11
Directors and Executive Officers as a group (26 persons)	961,174	424,406	1,942,773	50,931	3,379,284

(1)            At March 29, 2007, the closing price of Xcel Energy common stock on the New York Stock Exchange was $24.89.

(2)            Mr. Kelly’s wife owns 408 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(3)            Based on a Schedule 13G filed on February 14, 2007, Pictet Asset Management SA is deemed to beneficially own these shares as a result of acting as manager to three non-U.S. investment funds. These shares represented approximately 5.02% of our outstanding common stock at March 1, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Other than as discussed below, we believe that during 2006 and to date in 2007, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. Ms. Teresa S. Madden filed an amended Form 3 in February 2007 to include shares of our stock that were inadvertently omitted from her initial Form 3 that she filed in January 2004. Ms. Madden also filed one Form 4 one day late relating to the acquisition of shares in connection with an employee benefit plan. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Xcel Energy is a public utility holding company. In 2006, our continuing operations consisted primarily of the activity of our four utility subsidiaries: Northern States Power Company, a Minnesota corporation; Northern States Power Company, a Wisconsin corporation; Public Service Company of Colorado; and Southwestern Public Service Company. These utilities serve electric and natural gas customers in portions of Colorado, Michigan, Minnesota, New Mexico, North Dakota, South Dakota, Texas and Wisconsin. Along with WestGas InterState Inc. (WGI), an interstate natural gas pipeline, these companies comprise our continuing regulated utility operations.

Xcel Energy’s strategy, which we call “Building the Core,” is to invest in our core utility businesses and earn the return authorized by our regulatory commissions. We are a vertically integrated utility and we intend to stay that way. We intend to invest approximately $9 billion over the next five years in our core utility operations to grow our business in response to increasing customer demand. We anticipate a need for additional energy supply in both Colorado and Minnesota during the next 15 years. In addition, we continue to focus on enhancing the reliability of our electrical system, which includes making significant investment in our transmission and distribution systems. Finally, in meeting the growing needs of our customers for power, we intend to reduce the environmental impact of generating that power. Xcel Energy is an environmental leader in the utility industry and will continue to rely on renewable sources of energy, such as wind, and innovative technologies in power production and energy conservation to serve our customers.

Our executive compensation program is designed to promote the success of this strategy in two ways. First, through a competitive base salary, we seek to attract and retain the executive leadership needed to execute our strategy. Second, through performance-based, incentive compensation, we seek to motivate our executive officers to deliver results that promote the goals of our shareholders, customers and employees.

Oversight of Executive Compensation Program

The Governance, Compensation and Nominating Committee of the Xcel Energy Inc. Board of Directors oversees the Xcel Energy executive compensation program. From January 1, 2006 to May 17, 2006, the date of the Company’s Annual Meeting of the Shareholders, the members of the Committee were Douglas W. Leatherdale, C. Coney Burgess, A. Barry Hirschfeld and A. Patricia Sampson. From May 17, 2006 to December 31, 2006, members of the Committee were Douglas W. Leatherdale, C. Coney Burgess, A. Barry Hirschfeld, Frederic W. Corrigan and Richard H. Truly. The Committee’s responsibilities for executive compensation are to establish and administer the compensation policies and programs of Xcel Energy, including the form and amounts of compensation paid to the members of the Xcel Energy Board of Directors and to the Xcel Energy executive and senior officers. The Committee has direct responsibility to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s (CEO’s) compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, determine and approve the CEO’s compensation level based on this evaluation; and (2) make determinations or recommendations with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

The Committee has retained Towers Perrin as its compensation consultant for the last several years. Towers Perrin is an independent, nationally recognized consulting firm in the areas of executive compensation and benefits and has extensive expertise in evaluating compensation in the utility industry. In 2006, at the Committee’s request, Towers Perrin provided an annual evaluation of trends in executive compensation and director compensation and an evaluation and analysis with respect to executive compensation. Towers Perrin also provided an evaluation and analysis of other specific executive compensation issues either at the direct request of the Committee or the Xcel Energy Human Resources Department. The Committee has the authority pursuant to its charter to retain other compensation consultants; however, in 2006 it did not do so. The Committee receives additional support from the Xcel Energy Human Resources Department and the office of the Corporate Secretary.

In its oversight of the Company’s executive compensation program, the Committee works with Towers Perrin, the CEO, the Chief Administrative Officer and the Xcel Energy Human Resources Department. The CEO and executive officers provide recommendations with respect to the corporate goals and objectives on which payouts of both annual and long-term incentive compensation are based and provide recommendations with respect to specific issues related to attracting, retaining or motivating individual executive officers. The CEO and executive officers also provide the Committee with information with respect to financial performance and budgets, forecasts and accruals with respect to executive compensation. The Committee considers this information and the advice of its compensation consultant and takes into account several factors, including but not limited to, the desire to align management interests with those of shareholders, customers and employees; the desire to strongly link management pay to both annual and long-term Company performance; and the need to attract talent from both within and outside of the utility industry. Since 2005 the Committee has reviewed tally sheets for each executive officer, which identify the components of the executive officer’s compensation. The Committee is responsible, as part of setting the CEO’s compensation, for conducting an annual review of the CEO’s performance.

Executive Compensation Philosophy and Core Principles

Xcel Energy’s executive compensation philosophy is to use a combination of salary and performance-based incentive compensation, delivered through annual and long-term incentives, to align executive leadership’s interests with those of our shareholders, customers and employees.

This philosophy has four core principles:

•       Our executive compensation levels must be sufficiently competitive to attract and retain talented leaders and, for this reason, we target the energy industry 50th percentile as the primary reference point for all elements of executive compensation;

•       Our executive compensation is substantially performance-based and, for this reason, we target a compensation mix in which annual and long-term incentives account for more than 50% of the Named Executive Officer’s targeted annual compensation;

•       Payouts of annual and long-term incentives are based on achievement of corporate and business unit goals that reinforce management’s link to shareholders, customers and employees; and

•       Through equity-based incentives, coupled with the Company’s stock ownership guidelines, our executive compensation program should encourage our executive leadership to have a significant stake in the Company’s business.

Executive officers in general and the executive officers named in the Summary Compensation Table on page 44 (Named Executive Officers or NEOs) in particular all receive the same components of the executive compensation program with the amount dependent on scope of responsibilities, experience, internal equity and the market for executive officers with similar skills and experience. In considering whether to change compensation materially, the Company considers changes in its business and the market for executive leadership in the energy industry and, as appropriate, in general industry. We are primarily a public utility company and believe our compensation philosophy and core principles should reflect our business. For 2006, the targeted amount of long-term incentive compensation was reduced from the 75th percentile to the 50th percentile of the energy industry. This change was made to make our executive compensation consistent with the strategy of the Company. As the Company was solely focused on core utility operations, the Company focused target long-term compensation on the median of the energy industry. Apart from this change, Xcel Energy did not make any material changes to executive compensation in 2006.

Xcel Energy targets approximately 50% of an NEO’s total direct compensation, which includes base salary, annual incentive and long-term incentives, to long-term compensation as compared to currently paid-out compensation in order to align the NEO’s interest with the long-term performance of the Company. This is consistent with the long-term nature of the Company’s operations and capital investment necessary for our utility operations. Prior year compensation is one consideration in setting current year compensation, but it is not the primary driver in determining future compensation.

Components of the Xcel Energy Executive Compensation Program

The Xcel Energy executive compensation program has five components: base salary, annual incentives, long-term incentives, perquisites and post-retirement benefits. At the request of the Committee, Towers Perrin prepared an analysis and evaluation of the Company’s executive compensation program relative to competitive benchmarks.

Towers Perrin evaluated fourteen executive officer positions, including each NEO. Towers Perrin was able to identify benchmark positions, find competitive data, and formulate a competitive rate for each of the fourteen positions in its analysis. Towers Perrin concluded the competitive rate represents the compensation level provided to a hypothetical seasoned performer in a position with similar responsibilities and scope. At the Committee’s request and in order to provide a broad perspective of the competitive market, Towers Perrin analyzed data for various market mid-points, where possible, including:  energy industry at the 50th and 75th percentile, general industry at the 50th percentile and blended industry at the 50th percentile. Blended industry is a blend of energy and general industry data for each pay component, where available. Utility-specific positions were analyzed using energy industry specific data. The CEO and executive positions in a corporate function, as compared to a utility operating function, were analyzed in both the energy industry and general industries. Towers Perrin typically considers compensation within 15% (above or below) of the competitive rate to be in the permissible range. Variances from the competitive rate are the result of the incumbent’s experience, time in position, internal equity considerations and individual performance.

Towers Perrin based its analysis on competitive compensation data collected in two surveys:  the Energy Industry Executive Compensation Database, which includes pay data for approximately 95 companies in the utility industry, including nearly all major utilities in the United States, and the Executive Compensation Database and Long-Term Incentive Plan Reports, which include pay data for over 820 general industry companies. All compensation data from these surveys was size adjusted so that it would compare to the Company’s or a subsidiary’s projected annual revenues.

The Company generally does not use employment contracts as a part of its executive compensation program with one exception. One NEO, Paul Bonavia, President, Utilities Group, has an employment contract, which was entered into between Mr. Bonavia and the Company at the time of the merger between Northern States Power Company and New Century Energies, Inc., which formed Xcel Energy. In addition, as described below under the heading, “Severance and Change of Control,” the Company does have a severance and change of control policy.

Base Salary

The role of base salary in the Xcel Energy executive compensation program is to provide a base level of monthly income that is competitive in our market. As stated above, the Company’s executive compensation strategy is generally to target the energy industry 50th percentile as the primary reference point, with the flexibility to review other data points as appropriate. Company management and the Committee also consider the executive officer’s individual performance, experience, financial results, internal equity, and changes in the marketplace in determining base salary. In December 2005, the Committee reviewed the evaluation and analysis prepared regarding executive compensation and set the base salary of the CEO at the 50th percentile of the energy industry, as identified in the Towers Perrin analysis. For 2006, the Committee targeted the base salaries of the other NEOs at approximately the 50th percentile of the energy industry, with the exception of the Chief Financial Officer and the Vice President and General Counsel. With respect to each of these positions, the Company management and the Committee set the base salary at the 50th percentile of the blended industry benchmark. Company management considered this benchmark because the market for experienced financial and legal officers is broader than the energy industry. The Company set these base salaries approximately 5% above the 50th percentile of the energy industry. In the aggregate, Xcel Energy’s base salaries are within 15% of the 50th percentile of the energy industry. For the NEO’s, Xcel Energy’s base salaries are within 6% of the 50th percentile of the energy industry. Base salary is only one element of executive compensation and is intended to be no more than 50% of a NEO’s targeted annual compensation.

Annual Incentives

The role of annual incentives in the Xcel Energy executive compensation program is to reward achievement of corporate and business unit operational goals that are designed to benefit our shareholders, customers and employees. For 2006, annual incentive awards were granted under the Xcel Energy Inc. Executive Annual Incentive Award Plan, which was approved by shareholders in 2005 (the “2005 Annual Incentive Plan”). The target amounts of the awards were generally benchmarked against the 50th percentile of the energy industry, as discussed above, and were based on achieving corporate financial and operational goals and business unit operational goals previously approved by the Committee. As described below, individual performance is considered in application of a leadership factor.

In December 2005 and February 2006, the Committee set target annual incentive awards for 2006, expressed as a percentage of salary, for all Xcel Energy officers. These awards ranged from 100% of salary for the CEO, to 65% of salary for the President, Utilities Group and the Chief Financial Officer, to 55% of salary for the other NEOs. Payouts of annual incentive awards were determined based on the level of achievement of corporate financial and operational goals and business unit operational goals previously approved by the Committee and described below, with each individual having the opportunity to earn from 0% to approximately 150% of his or her 2006 performance with respect to corporate or business unit goals. In February 2007, the Committee and Board reviewed and approved the payment amounts based on the achievement of the performance goals.

Payouts of the annual incentive awards for the CEO were determined entirely by attainment of corporate goals. For the other NEOs, the formula was weighted 67% to the attainment of corporate goals and 33% to attaining business unit operational goals. Corporate goals included targeted earnings per share, a customer satisfaction metric, an environmental metric related to air emissions and operations metrics related to generation availability, system availability, and safety. Business unit goals included customer service, reliability, safety, environmental responsibility and management relative to budgeted financial results, measured at a business unit level. Threshold performance provided an opportunity to earn 50% of the target for the goal and target performance provided an opportunity to earn 100% of the target for the goal. Exceptional performance provided an opportunity to earn 150% of the target for the goal except for safety, which provided an opportunity to earn up to 200% of target. Corporate goals and business unit goals were selected based on the objectives of the Company and areas of particular importance to shareholders, customers and employees. Targets were determined based on Company management’s evaluation of performance and, where possible, comparisons to objective benchmarks. The Committee retains the discretion to modify the goals during the course of the year and in 2006 the Committee adjusted several of the business unit goals because of business conditions that changed during the course of the year. None of the adjustments changed the annual incentives awarded to the NEOs. The performance period for 2006 annual incentives was January to December 2006.

The specific corporate goal targets for the 2006 annual incentive awards were:

Corporate Goal	Target	Actual Performance	% Payout	Weight
Residential Customer Satisfaction (% positive)	85	85	100	10%
Emissions Intensity for CO2 (pounds per MWh)	1,556	1,478	150	10%
Generation Availability (Unforced Outage Rate or UOR)	6.83	6.23	122	10%
System Reliability (System Availability Index or SAIDI)	83.0	79.2	138	10%
Safety (OSHA incident rate per hundred workers)	2.69	2.53	114	10%
Earnings Per Share (from continuing operations)	$1.30	1.35	150	50%

With the approval of the Committee, awards are multiplied by a leadership-rating factor from zero to two. If multiplied by zero, no award would be granted and actual results on the corporate and business unit portion would be forfeited. Individual performance is not considered in calculating an executive officer’s annual incentive, which is determined prior to any application of the leadership-rating factor. The leadership rating-factor can be applied to increase or decrease an executive officers’ annual incentive award. The leadership-rating factor allows the Committee, upon the recommendation of the CEO, to recognize extraordinary leadership or individual performance. In 2006, the CEO recommended, and the Committee approved, application of a leadership-rating factor of 1.25 to the annual incentive of one of the NEOs, the Chief Financial Officer. The leadership-rating factor was applied to reward the leadership role of the Chief Financial Officer in significantly improving financial results and focusing on capital expenditures where the Company can achieve a timely and reasonable rate of return. The Committee also applied a leadership-rating factor of approximately 1.2 to the annual incentive of the Chief Executive Officer. The leadership-rating factor was applied to reward the leadership role of the Chief Executive Officer in significantly improving financial results and developing and executing the Company’s environmental leadership strategy.

Based on corporate performance during 2006, payouts under the corporate performance component were 137.4% of the corporate target. Business unit performance resulted in payouts ranging from 87.5% to 130% of the target for the business unit goals. As a result, and taking into account adjustments for individual leadership ratings factor, the NEO’s received from 121% to 169% of their targeted annual incentive awards. These annual incentive payments attributable to the achievement of the performance goals are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 44. Amounts attributable to the adjustments for the leadership factor are included in the Bonus column of the Summary Compensation table.

In order to encourage significant share ownership by executive officers, the 2005 Annual Incentive Plan provides an option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three-year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock. In 2006, three NEO’s elected to receive stock in lieu of a portion of or all of their cash payments. The number of shares received by each of such NEOs is reflected in footnote 4 to the Summary Compensation table.

Long-Term Incentives

The role of long-term incentives in the Xcel Energy executive compensation program is to align management’s interests with the Company’s long-term strategy and with shareholders. For 2006, long-term incentives were granted under the Xcel Energy Inc. 2005 Omnibus Incentive Plan, approved by shareholders in 2005 (the “2005 Omnibus Incentive Plan”). This plan allows for several forms of incentive compensation from which the Committee may select in designing long-term incentives.

For 2006, the Company’s long-term incentive plan had two components:

•       performance-based restricted stock units; and

•       performance shares.

Performance-based restricted stock units are targeted to deliver 50% of each executive officer’s long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

Long-term incentive awards were targeted to the 50th  percentile of the utility industry. For the NEO’s in aggregate, Xcel Energy’s 2006 target long-term incentive awards, as a percentage of base salary, were within approximately 6% of the 50th percentile of the energy industry.

Performance-Based Restricted Stock Unit Component.   At the December 2005 Committee meeting, effective January 1, 2006, the Company granted performance-based restricted stock units (“Units”) to executive officers. The Company’s practice is to award Units annually in December. The award of the Units is priced based on the expected value of the award (including the Xcel energy stock price) on the first trading day 2006. The grant of the Units is intended to link the interest of executive officers with improvements in shareholder value creation. Each Unit represented one share of our common stock. Prior to the expiration of the restricted period, Units may not be sold or otherwise transferred by the participant. The restricted period will end, and restrictions on transfer of the Units will lapse based on two separate performance criteria. Of the awarded Units, 75% of them plus associated earned dividend equivalents will be settled, and the restricted period will lapse after Xcel Energy achieves 15% earnings per share on continuing operations (EPS) growth (adjusted for corporate-owned life insurance) measured against December 31, 2005 EPS (adjusted for corporate-owned life insurance). Additionally, Xcel Energy’s annual dividend paid on its common stock must remain at $0.86 per share or greater. EPS growth will be measured annually at the end of each fiscal year and Units could vest between two and four years after the date of the grant. However, under no circumstances will the restrictions lapse prior to December 31, 2007. If the performance criteria have not been met within four years of the date of grant, all associated Units are forfeited.

The remaining 25% of the awarded Units plus associated earned dividend equivalents will be settled, and the restricted period will lapse after the average of actual performance results for the environmental goal, which considers whether nitrogen oxide (NOx), sulfur dioxide (SO2) and carbon dioxide (CO2) emissions reductions (measured as a percent of target performance), meets or exceeds 100%. For these purposes, the targets were 2.7 pounds per megawatt hour (lbs/MWh) for NOx, 3.4 lbs/MWh for SO2 and 1,476 lbs/MWh for CO2. Performance against these environmental targets will be measured annually at the end of each fiscal year. Units could vest between two and four years after the date of the grant. However, under no circumstances will the restrictions lapse prior to December 31, 2007. If the performance criteria have not been met within four years of the date of grant, all associated Units will be forfeited.

The number of Units awarded was based on the expected value of the long-term incentive using the Binomial Lattice model making appropriate adjustment for the risk of forfeiture.

For 2006, the CEO was awarded 90,218 Units. Other NEO’s were awarded from 14,904  to 22,976 Units. These awards are included in the Grants of Plan-Based Awards table.

Performance Share Component.   At the December 2005 Committee meeting, the Company awarded performance shares to executive officers. The Company’s practice is to award performance shares annually in December. Awards of performance shares directly link the interest of executive officers with shareholders by rewarding management for creating enterprise value as compared to utility industry peer companies. Awards in the performance share component are denominated in shares, each of which represents the value of one share of Xcel Energy common stock. The target number of shares granted was calculated by dividing the executive’s target award by the expected value of the long-term incentive using the Binomial Lattice model. Payout of the performance share award is dependent entirely on a single measure, Total Shareholder Return (“TSR”) relative to peers. Xcel Energy’s TSR, as measured over a three-year period, will be compared to the three-year TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance share component provides for payout at the target level if Xcel Energy’s TSR is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. The performance unit component provides smaller payouts for performance below the 50th percentile. No payout would be made for performance below the 35th percentile.

For the measurement cycle that ended in 2006 (representing awards granted effective January 1, 2004), the TSR was at the 56th percentile resulting in a 124% payout.

For the 2006 to 2008 measurement cycle, the CEO was awarded 100,073 shares. Other Named Executive Officers were awarded from 16,532 to 25,486 shares. These awards are included in the Grants of Plan-Based Awards table.

Stock Options.   The Company has not granted stock options since December 2001. The CEO and other NEO’s received stock option grants from the Company or its predecessors. The grant price for the majority of these stock options were above the market price of the Company’s shares as of December 31, 2006.

Other Benefits

Perquisites.   In 2006, the Company undertook a thorough review of perquisites provided to executive officers. The Company compared the perquisites to those being offered to executive officers in other companies and evaluated the value the perquisites provided in attracting and retaining executive officers. The Company also evaluated the perquisites offered to the executive officers as compared to the benefits available to other employees of the Company. Based on this evaluation, the Company substantially changed the perquisites that will be provided to executive officers, including the NEO’s, in 2007. The Company eliminated most perquisites for executive officers. The Company has increased the cash perquisite allowance to partially offset the elimination of the perquisites.

Among the perquisites provided by the Company in 2006 to its executives were a cash perquisite allowance of $18,000, reimbursement for financial planning services up to 2% of the executive officer’s base salary (unused amounts may be carried over from prior years), home security systems (including installation and monitoring), executive medical insurance and physicals, and executive life insurance. The cash perquisite allowance was to be used for such items as the purchase or lease of a car, club dues, or similar purposes. The allowance is fully taxable at the time of payment. The cash perquisite is paid separate from the executive officer’s base salary but is paid at the same time as the base salary. The Company does not prescribe use of the perquisite allowance. To offset the increase in taxable income by the executives from the receipt of the financial planning and home security systems, the Company provided the executives with a gross-up for taxes so taxation had a no net impact to the officers. The executive medical plan offered a greater benefit than traditional employee plans, including a zero deductible program, very little or no network exclusions and no pharmacy co-pays; however, it also had a higher premiums paid by the executive officer. Each executive officer was eligible to receive an annual executive physical. The Company paid for all services received and not reimbursed by the medical plan. Effective January 1, 2007, the Committee eliminated all of these executive perquisites other than the cash allowance, which was increased to $30,000 for the CEO and $25,000 for other NEO’s to partially offset the elimination of the perquisites.

The Company owns two jets for business travel purposes. Executive officers and their families also may use the aircrafts for personal travel but only when the aircraft is already scheduled to fly on Company business to the destination and only when there is an open seat available. Personal travel for the individual or his or her family member is reported as taxable income on behalf of the individual.

In addition, the Company provided Company-paid life insurance in an amount equal to four times base pay. This benefit upon retirement is reduced to two times base salary (which, in general, the executives can purchase upon termination by repaying to the Company the greater of the cash surrender value or the aggregate premiums paid by the Company). This annual benefit is subject to imputed income for tax purposes. This benefit was eliminated in its entirety effective January 1, 2007 for all NEOs other than Mr. Johnson, whose benefit will expire effective December 31, 2011.

Retirement and Deferred Compensation Benefits.   In 2006 the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans subject to the same terms as all eligible non-bargaining employees. The role of the pension plans in executive compensation is the same as it is for other employees. The purpose is to provide a basis for providing income after retirement. The qualified pension plan includes earnings below the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2006 the Internal Revenue Service earnings limit was $220,000.

Each executive officer was eligible to participate in Xcel Energy’s (401(k)) Savings Plan and Deferred Compensation Plans. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award. The Company matches 100% of eligible amounts deferred to both plans up to 3% of base salary and then up to 50% of eligible amounts deferred in both plans in excess of 3% of base salary up to 5% of base salary. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to the Internal Revenue Service Code limitations and the exclusion of certain compensation elements from pension eligible earnings.

Most executive officers and all of the NEOs are eligible to participate in the Supplemental Executive Retirement Plan (SERP). The SERP provides benefits to executive officers in addition to those provided through the qualified and non-qualified pension plans. The SERP benefit accrues over twenty years and is equal to 55% of the average of the highest three years of covered compensation out of the five years preceding retirement or termination minus the qualified and non-qualified pension plan benefits. Covered compensation for the purposes of calculating SERP benefits includes base salary and annual incentive. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity but is payable as a lump sum (unless the executive officer elected otherwise). Unreduced benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62. As part of the merger agreements, New Century Energies granted additional credited service years under the SERP to two NEOs. The Company granted the President and CEO of PSCo five additional credited years of service for purposes of SERP accrual. The Company has agreed to accrue SERP benefits for the President, Utilities Group ratably over eleven years rather than twenty years and to permit distribution of his full unreduced benefit as early as age 60.

Severance Policies.   All NEO’s, other than Mr. Bonavia, the President, Utilities Group, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy, which was adopted in October 2003 (“2003 Policy”). The rationale for the Company’s severance policies is to provide a market-competitive severance benefit and in the event the Company undergoes a change in control. Xcel Energy’s severance policies encourage executive officers to focus on the interests of Xcel Energy and its shareholders, without undue concern the officer will be terminated without compensation and benefits until the officer obtains another position. As a result, Xcel Energy’s severance policies align the executive officer’s interest with that of the Company and shareholder. This is particularly true with respect to a transaction, such as a sale or merger transaction, which may result in an executive officer’s termination. The policy is intended to provide a market competitive severance benefit, which provides an incentive to complete such transactions when the transactions may result in the officer’s termination. Each of the NEOs, other than the President, Utilities Group, is a participant in the 2003 Policy. The Board of Directors or the Committee may name additional participants. Under the 2003 Policy, a participant whose employment is terminated will receive severance benefits unless:

•       the employer terminated the participant for cause (as defined in the 2003 Policy);

•       termination was because of the participant’s death, disability or retirement;

•       the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•       the participant terminated voluntarily.

The severance benefits for executive officers under the 2003 Policy include the following:

•       a cash payment equal to two times the participant’s annual base salary and target annual incentive award;

•       prorated target annual incentive compensation for the year of termination;

•       a cash payment ranging from approximately $45,000 to $75,000 (depending on salary range) for financial planning and outplacement services;

•       a cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for another two years;

•       continued medical, dental and life insurance benefits for two years; and

•       continued perquisite cash allowance for two years.

If the participant is terminated, including voluntary termination following a diminution in salary, benefits or responsibilities within two years following a change in control, as defined in the 2003 Policy, the participant will receive benefits under the 2003 Policy similar to the severance benefits above, except that for certain of our executive officers, including those NEOs who are participants, the cash payment will be equal to three times the participant’s annual base salary and target annual incentive award, the cash payment for the value of the additional retirement savings and pension credits will be for three years instead of two and medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for three years instead of two. In addition, each of the participants entitled to receive enhanced benefits upon a change in control will be entitled to receive an additional cash payment to assist with making the participant’s payment of any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the 2003 Policy. To receive benefits under the 2003 Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers. The specific benefits payable to the NEOs are described below under the heading “Employment Agreements and Severance Arrangements”.

In October 2006, the Committee amended the 2003 Policy to reduce the separation benefits payable to an executive officer other than in the event of a change in control to the following: (i) a lump sum severance benefit equal to one times annual salary and target annual incentive; (ii) a lump sum payment equal to the actuarial equivalent of the additional benefits accrued under the Company’s retirement plans as the executive officer had continued in employment for one additional year; (iii) a lump sum payment equal to the additional employer contributions that the executive officer would have received under the Company’s savings plans if the executive officer’s employment had continued for one additional year; and (iv) for a period of one year following termination, continued medical, dental and life insurance benefits, and perquisite cash allowance. This change will be effective October 2009.

Mr. Bonavia may receive severance benefits under his employment agreement and/or his change in control agreement, which is described below.

Mr. Johnson retired on March 31, 2007 and will receive benefits as described below.

Stock Ownership Guidelines

The Company believes that it is essential to align management’s interests with those of the shareholders. As part of this philosophy, the Company adopted stock ownership guidelines for executive officers. The Company believes that linking a significant portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, ensures that executives have a stake similar to that of the Company’s shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive’s position. The guideline for the CEO is five times base salary. The other NEOs have a guideline of three times base salary. Other executive officers have share ownership guidelines of two or three times base salary. Each executive is expected to achieve the applicable ownership guidelines within five years of assuming an executive position. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines and the number of shares necessary to satisfy the guidelines is based on an assumed valuation of $18 per share.

Name	Date of 5-year guideline achievement	5-year guideline	Ownership position as of 12/31/06
Richard C. Kelly	July 2010	5	2.81
Benjamin G.S. Fowke III	October 2008	3	1.50
Paul J. Bonavia	August 2005	3	2.79
Patricia K. Vincent	March 2006	3	2.60
Gary R. Johnson	August 2005	3	3.53

Xcel Energy does not have any policy with respect to use of hedging arrangements to meet the stock ownership guidelines.

Impact of Accounting and Tax Treatment on Executive Compensation

The Company does not have a policy with respect to executive officers’ forfeiting annual or long-term incentive awards upon restatement of earnings. The Company does not have a policy with respect to adjustment or recovery of annual or long-term incentive awards upon restatement of earnings.

Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee’s intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For 2006, a portion of the CEO’s compensation was non-deductible.

As stated above, the Company offers a qualified pension plan to all employees that includes earnings below an Internal Revenue Service established limit and the benefit may be payable in a manner that results in individual income tax advantages. The Company also offers a non-qualified pension plan that includes earnings, if any, above the same Internal Revenue Service limit and the benefit generally does not provide any individual income tax advantages. For 2006 the Internal Revenue Service annual limit was $220,000.

Each executive officer was eligible to participate in Xcel Energy’s Deferred Compensation Plans. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to Internal Revenue Service Code limitations and the exclusion of certain elements of pay from pension-eligible earnings.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers for 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard C. Kelly,	2006	1,050,000	288,474	5,675,441	—	1,442,376	2,623,083	121,510	11,200,884
President and Chief Executive Officer
Benjamin G.S. Fowke III,	2006	500,000	109,637	1,671,667	—	438,546	638,958	74,175	3,432,983
Vice President and Chief Financial Officer
Paul J. Bonavia,	2006	515,000	—	1,787,346	—	421,540	574,095	71,149	3,369,130
President, Utilities Group
Patricia K. Vincent	2006	450,000	—	1,639,333	8,836	311,669	195,422	46,322	2,651,582
President and Chief Executive Officer of Public Service Company of Colorado (PSCo)
Gary R. Johnson	2006	410,000	—	1,470,741	—	272,657	216,418	152,026	2,521,842
Vice President and General Counsel(7)

(1)            Amounts in this column reflect that portion of the awards under the Executive Annual Incentive Award Plan that are attributable to the leadership-rating factor, a discretionary adjustment applied by the Governance, Compensation and Nominating Committee.

(2)            Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with Statement of Financial Accounting Standards 123R, “Share Based Payment” (“SFAS 123R”), for (i) the performance shares that were granted in 2004 (with a 1/1/04 to 12/31/06 performance period), 2005 (with a 1/1/05 to 12/31/07 performance period) and 2006 (with a 1/1/06 to 12/31/08 performance period), (ii) performance-based restricted stock units granted in 2004, 2005 and 2006 and (iii) the incremental value attributable to the premium (5% for unrestricted stock and 20% for restricted stock) received for electing to receive stock in lieu of a portion of the cash payment otherwise payable under the Executive Annual Incentive Award Plan. The assumptions used in the valuation are discussed in Note 8 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006.

(3)            Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123R for stock options awarded prior to 2002. The assumptions used in this valuation are discussed in Note 8 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006.

(4)            The amounts in this column represent awards earned under the Xcel Energy Inc. Executive Annual Incentive Award Plan that was approved by shareholders in 2005, including amounts that the executive officer elected to receive in shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the Xcel Energy Inc. Executive Annual Incentive Award Plan. This

amount does not, however, reflect the premium (5% for unrestricted stock and 20% for restricted stock) attributable to the election to receive shares of stock in lieu of a cash payment. The value of the premium is reflected in the Stock Awards column. The number of shares of stock issued is set forth below (shares were actually issued in February 2007 following determination of bonus amounts by the Governance, Compensation and Nominating Committee):

Name	Shares of Unrestricted Common Stock	Shares of Restricted Common Stock
Richard C. Kelly	—	21,394
Benjamin G.S. Fowke III	—	9,486
Paul J. Bonavia	18,327	—
Patricia K. Vincent	—	—
Gary R. Johnson	—	—

(5)            Amounts in this column reflect the actuarial increase in the present value of the executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the executive officers may not currently be entitled to receive because such amounts are not vested. The increase from the prior year is generally due to (1) the additional years of service earned by the executive officer under the plans, (2) the increase in the final average salary from the prior year used to determine plan benefits, and (3) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement). For Mr. Johnson, this amount also includes preferential earnings of approximately $17,993 under a nonqualified compensation plan from a grandfathered deferred compensation benefit.

(6)            The amounts represented in the “All Other Compensation” column for the Named Executive Officers include the following:

Name	Company Matching 401(k) Contributions ($)	Contributions to the Non-Qualified Savings Plan ($)	Value of the remainder of insurance premiums paid by the Company under the Officer Survivor Benefit Plan ($)	Imputed Income as a result of the Life Insurance paid by the Company ($)	Accrued Vacation Pay ($)	Reimbursement for Taxes on Personal Benefits	Perquisites and Other Personal Benefits(1)	Total ($)
Richard C. Kelly	8,800	30,850	—	10,705	20,192	11,858	39,105	121,510
Benjamin G.S. Fowke III	8,800	10,800	—	1,262	9,615	4,616	39,082	74,175
Paul J. Bonavia	8,800	—	—	5,484	9,904	7,890	39,071	71,149
Patricia K. Vincent	8,800	9,200	—	1,125	—	—	27,197	46,322
Gary R. Johnson	1,400	—	5,598	7,353	7,885	34,199	95,591	152,026

	Home Security	Financial Planning	Cash Allowance	Parking	Executive Medical & Physical	Airplane Travel 1/
Richard C. Kelly	15,384	2,400	18,000	3,321	—	—
Benjamin G.S. Fowke III	—	9,500	18,000	3,205	8,377	—
Paul J. Bonavia	9,033	2,215	18,000	2,986	6,837	—
Patricia K. Vincent	—	—	18,000	2,360	6,837	—
Gary R. Johnson	669	66,323	18,000	3,321	7,278	—

1/               Executive officers and their families may use the corporate aircraft for personal travel only in the event the aircraft already is scheduled to fly to the destination and an open seat is available. The aggregate cost of personal use of the corporate aircraft is determined on a per flight basis and includes the cost of actual fuel used, the cost of on-board catering, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred. Because the plane may only be used for personal travel if the aircraft already is scheduled to fly to the destination and an open seat is available, there is no incremental cost to the Company for such personal use. The Company has significant corporate operations in Minneapolis, Minnesota and Denver, Colorado and some executive officers, including several of the Named Executive Officers, split time between those offices and utilize the corporate aircraft to get back and forth between Minneapolis and Denver. These trips are not considered personal travel.

(7)            Mr. Johnson retired on March 31, 2007.

Grants of Plan-Based Awards

		Date of	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise of Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Action(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)	Awards ($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Richard C. Kelly	1/1/06	12/13/05				25,018	100,073	200,146				1,364,996
	1/1/06	12/13/05					67,663.50					1,023,749
	1/1/06	12/13/05					22,554.50					341,250
	1/1/06	12/13/05	525,000	1,050,000	1,575,000
	2/21/07								21,394
Benjamin G.S. Fowke III	1/1/06	12/13/05				6,186	24,743	49,486				337,495
	1/1/06	12/13/05					16,730.25					253,129
	1/1/06	12/13/05					5,576.75					84,376
	1/1/06	12/13/05	162,500	325,000	482,138
	2/21/07								9,486
Paul J. Bonavia	1/1/06	12/13/05				6,372	25,486	50,972				347,629
	1/1/06	12/13/05					17,232					260,720
	1/1/06	12/13/05					5,744					86,907
	1/1/06	12/13/05	167,375	334,750	507,648
	2/21/07								18,327
Patricia K. Vincent	1/1/06	12/13/05				4,536	18,145	36,290				247,498
	1/1/06	12/13/05					12,268.50					185,622
	1/1/06	12/13/05					4,089.50					61,874
	1/1/06	12/13/05	123,750	247,500	375,334
Gary R. Johnson	1/1/06	12/13/05				4,133	16,532	33,064				225,496
	1/1/06	12/13/05					11,178					169,123
	1/1/06	12/13/05					3,726					56,374
	1/1/06	12/13/05	112,750	225,500	338,250

(1)            The Committee approved the awards December 13, 2005, effective as of January 1, 2006.

(2)            Amounts reflect annual incentive awards pursuant to the Executive Annual Incentive Award Plan, exclusive of the leadership-rating factor discussed below. The actual payments of these awards are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(3)            Amounts reflect performance shares (top number) and performance-based restricted stock units based on EPS growth measurement (second number) and performance-based restricted stock units based on environmental index measurement (third number) issued under the 2005 Omnibus Incentive Plan. Performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout.

(4)            Amounts reflect the shares of restricted and unrestricted stock received by the executive officers as a result of their election to receive such stock in lieu of a portion of the cash payment for which they were otherwise entitled under the Executive Annual Incentive Award Plan for 2006. The Committee approved the awards February 21, 2007. The value of these shares is included in the Stock Awards column of the Summary Compensation Table.

Annual incentive awards, expressed as a percentage of salary, were set by the Committee under the Xcel Energy Executive Annual Incentive Award Plan. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals and business unit operational goals approved by the Committee, with each individual having the opportunity to earn from 0% to approximately 150% of his or her target annual incentive award based on the level of achievement in 2006 of the goals applicable to such individual.

Corporate goals for 2006 include targeted earnings per share of $1.35, a customer service measurement, an environmental measurement related to air emissions and operations measurements related to generation availability, system reliability and safety. Business unit goals included customer service, reliability, safety, environmental responsibility, and management relative to budgeted financial results, measured at a business unit level.

Target annual incentive awards, as a percentage of base salary, were set for all Xcel Energy officers, ranging from 100% of salary for Mr. Kelly to 55% to 65% of salary for the other Named Executive Officers. With the approval of the Committee, an award may be multiplied by a leadership-rating factor from zero to two.

Payout of the annual incentive award for Mr. Kelly was dependent entirely on attaining corporate goals. For the other executive officers, including Named Executive Officers, the formula was weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the Xcel Energy Annual Incentive Plan provides an option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three-year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

The target awards and payouts under the Annual Incentive Plan for 2006 are discussed in more detail above under the heading “Compensation Discussion and Analysis.”

The Committee also approved target long-term incentive grants under the Xcel Energy 2005 Omnibus Incentive Plan. As explained below, payout of long-term incentive grants is dependent on achievement of performance goals set by the Committee. Long-term incentive grants were made 50% in the form of performance-based restricted stock units and 50% in the form of performance shares. The amounts of the awards for each individual were established by the Committee and expressed as a percentage of such individual’s base salary. The actual number of performance-based restricted stock units and performance shares awarded to an individual were determined by dividing the dollar value of such percentage of base salary by the expected value of each award type as determined on Jan. 3, 2006. For Mr. Kelly, his target long-term award for 2006 was set at 260% of his salary. For the other Named Executive Officers, the percentage ranged from 110% to 135%.

Performance-based restricted stock units (“Units”) represent an equal number of shares of Xcel Energy common stock. Prior to the expiration of the restricted period, the Units may not be sold or otherwise transferred by the recipients. Units are credited during the restricted period at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant.

Payout of the Units and the lapsing of restrictions on the transfer of Units are based on two separate performance criteria. Of the awarded Units, 75% of them plus associated earned dividend equivalents will be settled, and the restricted period will lapse, after Xcel Energy achieves 15% earnings per share on continuing operations (EPS) growth (adjusted for corporate-owned life insurance) measured against Dec. 31, 2005 EPS (adjusted for corporate-owned life insurance).

Additionally, Xcel Energy’s annual dividend paid on its common stock must remain at $0.86 per share or greater. EPS growth will be measured annually at the end of each fiscal year. However, in no event will the restrictions lapse prior to Dec. 31, 2007. If the performance criteria have not been met within four years of the date of grant, all associated Units shall be forfeited.

The remaining 25% of awarded Units plus associated earned dividend equivalents will be settled, and the restricted period will lapse, after the average of actual performance results for nitrogen oxide (NOx), sulfur dioxide (SO2) and carbon dioxide (CO2) emissions reductions (measured as a percentage of target performance) meets or exceeds 100%. For these purposes, the targets were 2.7 pounds per megawatt hour (lbs/MWh) for NOx, 3.4 lbs/MWh for SO2 and 1,476 lbs/MWh for CO2. Performance against these environmental targets will be measured annually at the end of each fiscal year. However, in no event will the restrictions lapse prior to Dec. 31, 2007. If the performance criteria have not been met within four years of the date of grant, all associated Units shall be forfeited.

The awards of performance shares also represent an equal number of shares of Xcel Energy common stock. Performance shares may not be sold or otherwise transferred. Payout of the performance share award will be dependent entirely on a single measure, total shareholder return (TSR) relative to peers over a three-year period. At the end of the three-year period, the performance share component provides for payout at the target level if Xcel Energy’s TSR is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. The performance share component provides smaller payouts for performance below the 50th percentile. No payout will be made for performance below the 35th percentile.

The target long-term incentive awards for 2006 as well as the payout of certain long-term incentive awards granted in 2004 and 2005, are discussed in more detail above under the heading “Compensation Discussion and Analysis.”

Other perquisites and benefits provided to executives generally are not tied to the Company’s financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2006 to its executives were a cash perquisite allowance of $18,000, reimbursement for financial planning services up to 2% of the executive officer’s base salary (unused amounts may be carried over from prior years), home security systems (including installation and monitoring), executive medical insurance and physicals. In addition, Company-paid life insurance in an amount equal to four times base pay, reduced to two times base salary post retirement (which, in general, the executives would purchase upon termination by repaying to the Company the greater of the cash surrender value or the aggregate premiums paid by the Company), and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The aggregate incremental cost to the Company for providing these perquisites to each of the Named Executive Officers is included in the Summary Compensation Table.

Certain executive officers, including four of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy that is discussed below. Mr. Bonavia may receive severance benefits under his employment agreement, which is discussed below.

Based on the fair value of equity awards granted to the Named Executive Officers in 2006 and the base salary of the Named Executive Officers, “Salary” accounted for approximately 22-38% of total compensation, while incentive compensation accounted for approximately 62-78% of the total compensation. Because the value of certain equity awards included in the Summary Compensation table is based on the SFAS 123R value rather than fair value, these percentages may not be able to be derived using the amounts reflected in the Summary Compensation table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Richard C. Kelly	155,000	—	—	26.8548	8/3/07	2,380.760	(2)	54,900	46,842.049	(5)	1,080,178	(5)
	69,750			20.0403	12/12/09	3,293.886	(3)	75,957	70,730.673	(6)	1,631,049	(6)
	228,000			26.3125	8/20/10				23,590.832	(7)	544,005	(7)
									57,044	(8)	1,315,435	(8)
									100,073	(9)	2,307,683	(9)
Benjamin G.S. Fowke III	6,975	—	—	31.0081	12/13/08	1,668.191	(4)	38,468	15,969.851	(5)	368,265	(5)
	11,625			20.0403	12/12/09	861.925	(2)	19,876	17,488.629	(6)	403,288	(6)
	14,600			27.9375	12/12/10	1,847.513	(3)	42,604	5,832.990	(7)	134,509	(7)
	29,200			25.900	12/12/11				19,448	(8)	448,471	(8)
									24,743	(9)	570,574	(9)
Paul J. Bonavia	136,400	—	—	30.1613	12/14/07	2,608.152	(2)	60,144	16,513.456	(5)	380,800	(5)
	49,600			20.0403	12/12/09				18,013.123	(6)	415,383	(6)
	153,000			26.3125	8/20/10				6,004.374	(7)	138,461	(7)
									20,110	(8)	463,737	(8)
									25,486	(9)	587,707	(9)
Patricia K. Vincent	24,800	—	—	29.2742	1/24/09	2,901.957	(2)	66,919	16,332.802	(5)	376,634	(5)
	12,400			20.0403	12/12/09	2,153.536	(3)	49,661	12,824.629	(6)	295,736	(6)
	60,000			26.3125	8/20/10				4,277.404	(7)	98,637	(7)
	47,000			30.4300	4/1/11				19,890	(8)	458,663	(8)
									18,145	(9)	418,424	(9)
Gary R. Johnson	10,138	—	—	23.7188	1/22/07	—		—	14,518.046	(5)	334,786	(5)
	9,376			26.8750	1/28/08				11,684.696	(6)(10)	269,449	(6)(10)
	24,703			26.3125	1/27/09				3,897.202	(7)(10)	89,869	(7)(10)
	38,188			19.3125	1/26/10				17,680	(8)	407,701	(8)
	147,000			26.3125	8/20/10				16,532	(9)(10)	381,228	(9)(10)

(1)            Values were calculated based on a $23.06 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 29, 2006.

(2)            Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the Executive Annual Incentive Award Plan. One-half of the restrictions lapsed on March 1, 2007 with the remaining half of the restrictions lapsing on March 1, 2008 or next available trading day if March 1 is not a trading day.

(3)            Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the Executive Annual Incentive Award Plan. The restrictions lapse in equal annual installments on March 1, 2007, March 1, 2008 and March 1, 2009, or the next available trading day if March 1 is not a trading day.

(4)            Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the Executive Annual Incentive Award Plan. The restrictions lapsed on March 1, 2007.

(5)            Representing performance-based restricted stock units granted January 1, 2005, and earned dividend equivalents, measured against 12% earnings per share on continuing operations (EPS) growth (adjusted for corporate-owned life insurance) measured against December 31, 2004 EPS (adjusted for corporate-owned life insurance). However, in no event will the restrictions lapse prior to December 31, 2006.

(6)            Representing performance-based restricted stock units granted January 1, 2006, and earned dividend equivalents, measured against 15% earnings per share (EPS) on continuing operations growth (adjusted for corporate-owned life insurance) measured against December 31, 2005 EPS (adjusted for corporate-owned life insurance). However, in no event will the restrictions lapse prior to December 31, 2007.

(7)            Representing performance-based restricted stock units granted January 1, 2006, and earned dividend equivalents, measured against an environmental goal as described on page 48. However, in no event will the restrictions lapse prior to December 31, 2007.

(8)            Representing performance shares granted January 1, 2005 for the performance period January 1, 2005 to December 31, 2007. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in table assume target level performance.

(9)            Representing performance shares granted January 1, 2006 for the performance period January 1, 2006 to December 31, 2008. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in table assume target level performance.

(10)     As a result of Mr. Johnson’s retirement, these awards were forfeited on March 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Richard C. Kelly	—	—	1,151.218	(1)	21,321	(2)
			64,362.050	(3)	1,316,204	(4)
			70,346	(5)	1,712,925	(6)
			15,614.016	(7)	360,059	(8)
Benjamin G.S. Fowke III	—	—	2,030.336	(1)	37,602	(2)
			19,185.749	(3)	392,349	(4)
			20,970	(5)	510,620	(6)
			5,323.284	(7)	122,755	(8)
Paul J. Bonavia	—	—	1,261.174	(1)	23,357	(2)
			22,383.942	(3)	457,752	(4)
			24,465	(5)	595,723	(6)
			5,504.485	(7)	126,933	(8)
Patricia K. Vincent	—	—	1,403.243	(1)	25,988	(2)
			23,183.771	(3)	474,108	(4)
			25,339	(5)	617,005	(6)
			5,444.267	(7)	125,545	(8)
Gary R. Johnson	—	—	20,785.409	(3)	425,062	(4)
			22,718	(5)	553,183	(6)
			4,839.349	(7)	111,595	(8)

(1)            Reflects vesting of restricted stock received in lieu of cash compensation they were otherwise entitled to receive under the Executive Annual Incentive Award Plan.

(2)            Value is based on the average of the high and low market price of Xcel Energy common stock on March 1, 2006, or $18.52, the date the restrictions lapsed.

(3)            Reflects settlement of performance-based restricted stock units granted in 2004.

(4)            Value is based on closing market price of Xcel Energy common stock on August 2, 2006, or $20.45, the date the restrictions lapsed.

(5)            Reflects vesting of performance shares for the performance period January 1, 2004 to December 31, 2006. Performance Shares were actually settled on February 21, 2007 following certification of satisfaction of performance measured by the Governance, Compensation and Nominating Committee.

(6)            Value is based on closing market price of Xcel Energy common stock on February 20, 2007, or $24.35, the date prior to the Governance, Compensation and Nominating Committee meeting.

(7)            Reflects settlement of performance-based restricted stock units based on environmental index metric granted in 2005.

(8)            Value is based on closing market price of Xcel Energy common stock on December 29, 2006, or $23.06, the date the restrictions lapsed.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Richard C. Kelly	Xcel Energy Pension Plan	39	730,028	0
	Nonqualified Pension Plan	39	271,935	0
	SERP	39	9,130,189	0
Benjamin G.S. Fowke III	Xcel Energy Pension Plan	10	205,060	0
	Nonqualified Pension Plan	10	294,617	0
	SERP	10	546,918	0
Paul J. Bonavia	Xcel Energy Pension Plan	9	110,493	0
	Nonqualified Pension Plan	9	66,989	0
	SERP	16	1,258,338	0
Patricia K. Vincent	Xcel Energy Pension Plan	8	173,752	0
	Nonqualified Pension Plan	8	268,461	0
	SERP	13	463,708	0
Gary R. Johnson	Xcel Energy Pension Plan	28	772,752	0
	Nonqualified Pension Plan	28	866,082	0
	SERP	28	782,887	0
	Deferred Compensation(1)	28	1,005,115	0

(1)            Representing amounts from a grandfathered deferred compensation benefit that will provide a supplemental benefit to Mr. Johnson on his retirement. The value considers “incentive compensation” as part of the definition of final average pay that would otherwise be excluded from the definition of final average pay in calculating Mr. Johnson’s pension benefit under the traditional benefit pension benefit formula.

The Company maintains several defined benefit plans in which the Named Executive Officers participate. One is the Xcel Energy Pension Plan, which provides funded, tax-qualified benefits. The benefits under the Xcel Energy Pension plan are subject to compensation and benefit limits under the Internal Revenue Code. The second is the Xcel Energy Inc. Nonqualified Pension Plan (referred to as the “Nonqualified Pension Plan”), which provides unfunded, non-qualified benefits for compensation that is in excess of the limits applicable to the Xcel Energy Pension Plan. The third is the Xcel Energy Supplemental Executive Retirement Plan (referred to as the “SERP”), which provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Nonqualified Pension Plan.

The Pension Benefits Table shows the Named Executive Officer’s number of years of credited service, the Present Value of Accumulated Benefits, and the payments made during the last fiscal year under each of the plans noted above. For these purposes, the Present Value of Accumulated Benefits is the present value as of December 31, 2006 of the annual pension benefit that was earned as of December 31, 2006 that would be payable under each plan for the executive officer’s life beginning at the executive officer’s normal retirement age. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit that is payable beginning at normal retirement age. Those assumptions are consistent with those used in the Company’s financial statements. Normal retirement age for this purpose is defined by the various plans in which the executives participate. The Present Value of Accumulated Benefits is determined for each plan assuming benefits commence at the age described below:

•       Xcel Energy Pension Plan — the basic benefit payable under the Xcel Energy Pension Plan to each executive is determined under one of three formulas: the final average pay formula  (the “Traditional Benefit formula”), the Pension Equity Benefit formula or the Account Balance Benefit formula. The Present Value of Accumulated Benefits for the Traditional Benefit formula is determined assuming that the benefit commences at the normal retirement age defined by the Plan, which is age 65. Mr. Johnson is the only named executive officer that participates in the Traditional Benefit formula. As discussed previously, Mr. Johnson retired on March 31, 2007. For a discussion of Mr. Johnson’s retirement benefits, see “Potential Payments Upon Termination or Change in Control — Gary R. Johnson Retirement Agreement,” below. For participants in the Pension Equity Benefit formula (including Mr. Fowke and Ms. Vincent) and the Account Balance Benefit formula (including Mr. Kelly and Mr. Bonavia), the Present Value of Accumulated Benefits does not assume benefits commence at a particular age. Instead, for those two formulas, the Present Value of Accumulated Benefits is stated as the current accumulated value of the pension equity benefit or the account balance, whichever is applicable.

•       Nonqualified Pension Plan — the Present Value of Accumulated Benefits for the Traditional Benefit formula is determined assuming that the benefit commences at the earliest age at which benefits are unreduced for early commencement, which is the earliest of (1) the age at which the participant has completed 40 years of credited service, (2) the later of age 62 and the completion of at least 20 years of vesting service, or (3) the later of age 55 and the age at which the sum of the participant’s age and years of credited service equals 90 or more (Rule-of-90). The Present Value of Accumulated Benefits for participants in the Pension Equity Benefit formula and the Account Balance Benefit formula is stated as the current accumulated value of the pension equity benefit or the account balance, whichever is applicable.

•       SERP — the Present Value of Accumulated Benefits is determined assuming that the benefit payable under this plan commences at the normal retirement age defined by the Plan, which is age 62 (or, for Mr. Bonavia, age 60).

Xcel Energy Pension Plan

There are three general benefit components payable under the Xcel Energy Pension Plan, the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

As mentioned above, the basic benefit is determined under one of three formulas: the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula.

Traditional Benefit Formula

The Basic Benefit is determined as follows:

•       Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, equal to the sum of 1.1333% of the participant’s highest average monthly base pay plus .5% of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

•       Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment.  Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

If a participant retires after earning 40 years of credited service, or reaching age 62 with 20 years of vesting service, or reaching Rule-of-90, the full accrued benefit described above is payable. Mr. Johnson would have attained Rule-of-90 benefit eligibility by December 31, 2007. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the Basic Benefit is reduced 0.333% for each month that benefits commence prior to age 62.

If a participant terminates employment prior to reaching the eligibility provisions described above, but after reaching age 57 and with at least five years of vesting service, the Basic Benefit is reduced 0.333% for each month that early commencement precedes age 65. If the participant’s age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

Basic Benefit:

•       Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) Balance. The PEP Balance is equal to 10% of the participant’s highest average pay times years of credited service times twelve (12).

•       Highest average pay is equal to the highest average monthly rate of base pay plus incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

If a participant terminates employment after completing five years of vesting service, the benefit is calculated as described above but based on service and final average salary at termination.

Account Balance Benefit Formula

Basic Benefit:

•       Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Account Balance. The Account Balance is determined as follows:

(a)            Retirement Program Credits

A retirement program credit is added to the account balance depending on age plus years of credited service and base pay for the year as follows:

Age + Years of Credited Service	Retirement Program Credits
55-59	5.25%
60-64	6.00%
65-69	7.00%
70-74	8.00%
75-79	9.00%
80 and more	10.00%

Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

(b)           Transition Credits

Employees who were active participants in a predecessor plan may be eligible for transition credits. These credits are granted annually for up to five years from the effective date of the plan.

Age + Years of Credited Service	Transition Credits
56-58	7.00%
59-61	8.00%
62-64	9.00%
65 or more	10.00%

Interest is added to the account balance at the end of each plan year. Interest is based on the account balance at the beginning of the year. The rate of interest applied is equal to the average of the annual rate of interest on 30-year Treasury securities for the months of August and September of the preceding calendar year, but not less than 5% (5% for 2006).

If a participant terminates employment after completing five years of vesting service, the benefit is calculated as described above but based on service and pay through the date of termination. The Account Balance continues to accrue interest until the benefit is commenced.

If the participant elects an annuity and commences payment after age 55, the amount payable is determined by converting the Account Balance at commencement into an annuity based on a table of factors.

Retirement Spending Account

The Retirement Spending Account is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula.  In each case, the

Retirement Spending Account is a monthly benefit, payable as a single life annuity, that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

•       Initial account balance equal to $1,400 times all years of service as of December 31, 2002 (1998 for Mr. Johnson)

•       Annual credits equal to $1,400

•       Interest credits based on one-year treasury constant maturities plus 1%

Social Security Supplement

The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula.  In each case, the Social Security Supplement is a supplement that is paid from the participant’s retirement date to his or her retirement age for purposes of Social Security. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of service, (2) age 55 and the sum of age and credited service is greater than or equal to 90 or (3) age 65 with 1 year of service.

Credited Service; Distributions

Generally, a participant’s years of credited service are based on the years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed in the above table for the Xcel Energy Pension Plan for all of the Company’s Named Executive Officers are based only on their period of service while employed by the Company and its predecessors.

Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($220,000 in 2006). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($175,000 payable as a single life annuity beginning at normal retirement age in 2006).

Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant’s benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Nonqualified Pension Plan

The Nonqualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not limited as noted above by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Nonqualified Pension Plan benefit as a lump sum.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Nonqualified Pension Plan for all of the Company’s Named Executive Officers are based only on their period of service while employed by the Company and its predecessors.

The Nonqualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Nonqualified Pension Plan are general creditors of the Company with respect to the payment of their Nonqualified Pension Plan benefits. The executive officer’s account under the Nonqualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan.

SERP

The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any bonus earned for that year regardless of whether such bonus is paid in that year or in the next year under the Company’s regular annual incentive plan.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of final average compensation minus (b) any other qualified or nonqualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset.  The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity or in an actuarial equivalent life-only or joint and 50% survivor annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. Except for Mr. Bonavia and Ms. Vincent, the years of credited service listed above for the SERP for the Named Executive Officers are based only on their period of service while employed by the Company and its predecessors. The Company has granted Ms. Vincent five additional credited years of service for purposes of SERP accrual, which are included in the above table. Additionally, the Company has agreed to accrue SERP benefits for Mr. Bonavia ratably over 11 years rather than 20 years, with the years of credited service in the table above imputed to reflect that rate, and to permit distribution of his full unreduced benefit as early as age 60.

The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive’s account under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Richard C. Kelly	36,798	22,100	89,240	0	595,773
Benjamin G.S. Fowke III	13,200	8,850	39,241	0	235,647
Paul J. Bonavia	0	0	119,805	0	707,222
Patricia K. Vincent	13,500	9,600	31,662	0	157,832
Gary R. Johnson	0	0	70,358	0	997,886

(1)            Reflects the following amounts for each of the following executive officers which is reported as compensation to such executive officer in the Summary Compensation Table on page 44: Mr. Kelly:  $36,798; Mr. Fowke: $13,200; and Ms. Vincent: $13,500.

The Company has a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) that generally allows key employees, including all executive officers, to defer compensation above government limitations on 401(k) contributions that apply to the Company’s qualified 401(K) savings plan (the “Savings Plan”) and to defer taxation on all earnings on compensation deferred into the plan. For 2006, the maximum limitation on elective salary deferrals and the limitation on the amount of compensation that may be taken into account for deferrals under the Savings Plan was $15,000 and $220,000, respectively.

Each executive officer may elect each year to separately defer all or any portion of his or her base pay and annual incentive pay otherwise payable in the next following calendar year. In addition, if the executive participates under the Account Balance benefit formula or Pension Equity benefit formula of the Company’s qualified pension plan, the Company will contribute a matching contribution.

Prior to January 1, 2007, the Company matched (i) 100% of deferrals into the Deferred Compensation Plan and the Savings Plan up to 3% of base salary and (ii) 50% of deferrals into the Deferred Compensation Plan and the Savings Plan that exceed 3% of base salary but not in excess of 5% of base salary. Effective January 1, 2007, the Company changed the matching contributions formula to 50% of deferrals into the Deferred Compensation Plan and the Savings Plan up to 8% of base salary. Matching credits under the Deferred Compensation Plan are immediately vested. The Company also has the option to make discretionary credits but did not do so in 2006.

Deferrals, plus any Company match, are credited to a special recordkeeping account in the participant’s name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. For 2006, those investment fund options (and the associated returns) included an Xcel Energy common stock fund, Vanguard® Prime Money Market Fund (4.88%), Vanguard® Inflation-Protected Securities Fund (0.43%), PIMCO Total Return Fund (3.74%), Vanguard® Total Bond Market Index Fund (4.27%), Vanguard® Wellington™ Fund (14.97%), Vanguard® 500 Index Fund (15.64%), Longleaf Partners Fund (21.63%), Vanguard® PRIMECAP Fund (23.32%), Vanguard® Mid-Cap Index Fund (13.60%), Wasatch Core Growth Fund (6.68%), Vanguard® Small-Cap Index Fund (15.64%), and Vanguard® Developed Markets Index Fund (26.18%), Company matches are credited to an Xcel Energy common stock fund. Participants may change their assumed investment fund on a daily basis.

The executive’s account is payable on the earlier of the executive’s termination of employment or death, and will be paid in a lump sum or in ten equal annual installments as elected by the executive or, if no election is made, in a lump sum. The distribution will be made (or will begin) as of the next January 31 or July 31 that first follows the sixth-month anniversary of the executive’s termination of employment. Payment to the executive’s beneficiary in the event of the participant’s death will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary. In addition, the executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

The Deferred Compensation Plan is unfunded. No property is set aside in a trust or otherwise to pay the Deferred Compensation Plan benefits and the Company is not obligated to invest in the Xcel Energy Stock Fund or any of the mutual funds selected by the executive. In other words, each executive officer participating in the Deferred Compensation Plan is an unsecured general creditor of the Company with respect to the executive officer’s Deferred Compensation Plan account. The executive’s account under the Deferred Compensation Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the Deferred Compensation Plan.

COMPENSATION COMMITTEE REPORT

The Governance, Compensation and Nominating Committee oversees (i) the compensation of the Company’s directors and principal officers, (ii) the Company’s executive compensation policy and (iii) the Company’s benefit programs.

The Governance, Compensation and Nominating Committee has five members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the New York Stock Exchange, where the Company’s shares are listed.

The Governance, Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Governance, Compensation and Nominating Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Compensation Committee
Douglas W. Leatherdale, Chairman
C. Coney Burgess, Member
Fredric W. Corrigan, Member
A. Barry Hirschfeld, Member
Richard H. Truly, Member
David A. Westerlund, Member

LEGAL PROCEEDINGS

Beginning in July 2002, several lawsuits purporting to be class actions on behalf of certain purchasers of the Company’s common stock were filed in the U.S. District Court for the District of Minnesota. The lawsuits, which were consolidated, alleged violations of Section 10(b) of the 1934 Act and Rule 10b 5 thereunder relating to allegedly false and misleading disclosures concerning, among other things, “round trip” energy trades and the nature, extent and seriousness of liquidity and credit difficulties at NRG. The complaints named Xcel Energy; Wayne H. Brunetti, former chairman and chief executive officer; Edward J. McIntyre, former vice president and chief financial officer; former chairman James J. Howard; Gary R. Johnson, general counsel, and Richard C. Kelly, then president of Xcel Energy Enterprises, as defendants.

In August 2002, a shareholder derivative action was filed in the U.S. District Court for the District of Minnesota, purportedly on behalf of Xcel Energy, against the directors and certain present and former officers, citing allegedly false and misleading disclosures and asserting breach of fiduciary duty.

In September and October 2002, two essentially identical actions were filed in the U.S. District Court for the District of Colorado, purportedly on behalf of classes of employee participants in the Company’s and its predecessors’ 401(k) or employee stock ownership plans. The complaints alleged violations of the Employee Retirement Income Security Act of 1974 (ERISA) in the form of breach of fiduciary duty in allowing or encouraging the purchase, contribution and/or retention of the Company’s common stock in the plans. The complaints named as defendants Xcel Energy, its directors, certain former directors and certain former officers.

On April 1, 2005, the U.S. District Court for the District of Minnesota approved a settlement agreement relating to all of these lawsuits. Under the terms of the settlement of the securities and ERISA claims, the Company’s insurance carriers agreed to pay $70.5 million and the Company paid $17.5 million. Settlement of the derivative lawsuit involved the Company’s adoption of certain corporate governance measures and payment of plaintiff’s attorney’s fees and expenses, of which the Company paid $125,000. The settlements included no admission of liability by the Company or any individual defendant.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Minnesota law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation, including the litigation described above. In connection with the derivative proceedings described above, for the period July 31, 2002 through March 31, 2003, the period April 1, 2003 through March 31, 2004, the period April 1, 2004 through March 31, 2005, and the period April 1, 2005 through March 1, 2006, the Company has advanced expenses of approximately $22,000, $56,000, $107,000 and less than $5,000, respectively, to the law firm of Jones Day on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer, approximately $15,000, $7,000, $3,000 and less than $1,000, respectively, to the law firm of Briggs and Morgan on behalf of the Company’s directors and Mr. Edward J. McIntyre, former vice president and chief financial officer and approximately $8,000, $7,000, $4,000 and less than $1,000, respectively, to the law firm of Rider Bennett on behalf of Mr. James J. Howard, former chairman.

RELATED PARTY TRANSACTIONS

One of our directors, Mr. Richard K. Davis, is the President and Chief Executive Officer of U.S. Bancorp. During 2006, U.S. Bancorp or its affiliates served as trustee for some of our debt securities and  performed investment and other banking services for the Company. For these services, the Company paid U.S. Bancorp and its affiliates approximately $600,000. The Company’s bylaws provide that transactions between the Company and an organization in which one of the Company’s directors is a director or officer may be authorized, approved or ratified by a majority of the Board of Directors of the Company, with the interested director not voting. In accordance with the terms of the Company’s bylaws, the Board of Directors of the Company approved these services to be provided by U.S. Bancorp.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Paul J. Bonavia Employment Agreement

In connection with and effective upon completion of the merger between Northern States Power Company and NCE that formed Xcel Energy in 2000, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. Mr. Bonavia also previously had entered into a change in control agreement with NCE that provided for severance benefits similar to those provided under the 1999 Policy discussed below. In connection with the merger, Mr. Bonavia’s position changed from Senior Vice President, General Counsel and President of NCE’s International business unit to President of our Energy Markets business unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he waived the right to claim certain benefits under the 1999 Xcel Energy senior executive severance policy (the “1999 Policy”) relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions included the termination of Mr. Bonavia’s employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy, which terminated on August 18, 2003 on its scheduled termination date. In further amendments, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert at any time that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia’s employment at any time for any reason other than cause, as defined in the 1999 Policy, or if Mr. Bonavia terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the 1999 Policy as if he had terminated on January 6, 2003, and as adjusted for inflation. The severance benefits payable under the 1999 Policy included generally 2.5 times salary, bonus and long-term compensation, as well as payments for an additional 2.5 years of service under the pension and retirement savings plans. Assuming that Mr. Bonavia’s employment was terminated December 31, 2006 other than following a change in control, the severance benefits payable to Mr. Bonavia under his employment agreement would have been approximately $4,100,000. Assuming that Mr. Bonavia’s employment was terminated December 31, 2006 following a change in control, any severance benefits that Mr. Bonavia might be entitled to under the change in control agreement would have been approximately $6,000,000 plus a tax gross up.

Gary R. Johnson Retirement Agreement

On March 31, 2007, Mr. Gary R. Johnson, Vice President and General Counsel of Xcel Energy Inc. (the “Company”), retired. In connection with his retirement, Mr. Johnson and the Company entered into an agreement providing for the compensation and benefits he is to receive from the Company following his retirement. This agreement recognizes that Mr. Johnson will be entitled following his retirement to receive all benefits for which he qualifies under the terms of Company plans, programs, policies and practices under which he is covered. The benefits that Mr. Johnson is entitled to receive upon termination include:

•       the ability to exercise outstanding stock options through the end of their respective terms

•       participation in outstanding performance share and restricted stock units awarded in 2005 in accordance with their terms, with an estimated value, assuming payout at target and a

March 20, 2007 stock price, of approximately $805,970 (performance share and restricted stock units awarded in 2006 and 2007 will be forfeited upon retirement unless the Governance, Compensation and Nominating Committee of the Board of Directors acts to provide a benefit to participants who retire during the term of an award and permits Mr. Johnson to be included in this group)

•       vested benefits under the Company’s pension plan, non-qualified pension plan and Supplemental Executive Retirement Plan (“SERP”) (i.e., taking into account any reductions for early retirement) (estimated to have a present value of approximately $4,535,257)

•       accrued vacation/paid time off ($30,356)

•       vested benefits under the Company’s 401(k) plan and deferred compensation plan

•       post-employment/ retirement coverage under the Company’s group health and life plans (with an estimated value of premiums for group term life insurance of approximately $3,200; premiums for group health being fully retiree-paid )

In addition, the agreement provides that Mr. Johnson will be entitled to the following additional benefits:

•       a cash payment equal to $56,375, representing one-fourth of his 2007 annual incentive target award (such payment to be made at the time the 2007 annual incentive is paid to other participants in February 2008)

•       a cash payment of $1,070,000, payable in a lump sum on October 15, 2007

•       a cash payment, payable in a lump sum on October 15, 2007, equal to the actuarial equivalent present value of credits under the pension plan and nonqualified pension plan, deferred compensation plan and SERP that would be needed to allow him  to reach the age and years of service criteria, the so-called “Rule of 90”, when benefits would be unreduced for early retirement by continuing employment through and retiring at November 1, 2007 (estimated to be approximately $180,583)

•       a cash payment, payable in a lump sum on October 15, 2007, equal to the actuarial equivalent present value of the estimated difference in the amount of retiree medical premiums that he would be required to pay from April 1, 2007 through March 31, 2009 and those medical premiums he would have paid as an active employee for such period (estimated to be approximately $27,693)

•       executive life insurance coverage until December 31, 2011 equal to his coverage currently in force (200% of final base salary) (estimated premiums of approximately $83,000)

As a condition to and in consideration of receiving these benefits, Mr. Johnson signed a release of claims agreement. These additional benefits are less than Mr. Johnson would have received if his employment was terminated without cause under the Company’s 2003 Severance and Change in Control Policy (discussed below).

2003 Severance and Change in Control Policy

In October of 2003, we adopted the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “2003 Policy”). The 2003 policy was intended to replace the 1999 Policy and, in many ways, operates similarly to the 1999 policy. Each of our Named Executive Officers, other than Mr. Bonavia, are participants in the 2003 Policy. Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

Under the 2003 Policy, a participant whose employment is terminated will receive severance benefits unless:

•       the employer terminated the participant for cause (as defined in the 2003 Policy);

•       termination was because of the participant’s death, disability or retirement;

•       the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•       the participant terminated voluntarily.

The severance benefits for executive officers under the 2003 Policy include the following:

•       a cash payment equal to two times the participant’s annual base salary and target annual incentive award;

•       prorated target annual incentive compensation for the year of termination;

•       a cash payment ranging from approximately $45,000 to $75,000 (depending on salary range) for financial planning and outplacement services;

•       a cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for another two years;

•       continued medical, dental and life insurance benefits for two years; and

•       continued perquisite allowance for two years.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control the participant will receive benefits under the 2003 Policy similar to the severance benefits above, except that the cash payment will be equal to two or three times the participant’s annual base salary and target annual incentive award, the cash payment for the value of additional retirement savings and pension credits will be for two or three years and medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for two or three years. In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the 2003 Policy.

For these purposes, a change of control generally means (i) any acquisition of 20% or more of either our  common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60% of the shares of the resulting corporation, (b) no one person will own 20% or more of the shares of the resulting corporation, and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the 2003 Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

In October 2006, the Governance, Compensation and Nominating Committee amended the 2003 Policy to reduce the separation benefits payable to an executive officer other than in the event of a change in control to the following: (i) a lump sum severance benefit equal to one times annual salary and target annual incentive; (ii) a lump sum payment equal to the actuarial equivalent of the additional benefits accrued under the Company’s retirement plans as if the executive officer had continued in employment for one additional year; (iii) a lump sum payment equal to the additional employer contributions that the executive officer would have received under the Company’s savings plans if the executive officer’s employment had continued for one additional year; and (iv) for a period of one year following termination, continued medical, dental and life insurance benefits, and perquisite cash allowance. This change will be effective October 2009.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change in control, all stock-based awards, such as stock options and restricted stock, will vest immediately and all cash-based awards, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. All outstanding stock options are already exercisable, therefore, a change in control would have no impact on stock options. The amounts payable in cash for each of the named executive officers relating to the performance shares and restricted stock units are included in the “Incentive Compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock:  Richard C. Kelly, 5,674.646 shares with an aggregate value of $130,857; Benjamin G.S. Fowke III, 4,377.629 shares with an aggregate value of $100,948; Paul J. Bonavia, 2,608.152 shares with an aggregate value of $60,144; Patricia K. Vincent, 5,055.493 shares with an aggregate value of $116,580; and Gary R. Johnson, 0 shares with an aggregate value of $0.

To receive the benefits under the 2003 Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

Each of the Named Executive Officers would also be eligible for a disability benefit through the Xcel Energy Pension Plan in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

For participants in the Account Balance Benefit formula (Mr. Kelly and Mr. Bonavia), the monthly disability benefit payable from the Xcel Energy Pension Plan is equal to 60% of the participant’s basic monthly earnings, reduced by any Social Security disability payments. This monthly annuity would be payable until normal retirement age, at which time the normal retirement benefit under the Xcel Energy Pension Plan would commence.  The Nonqualified Pension Plan benefit would also be payable upon reaching normal retirement age. Mr. Kelly and Mr. Bonavia would also be eligible for the immediate commencement of a life annuity that is actuarially equivalent to their accrued SERP benefits at the time of disability.

For participants in the Traditional Benefit formula the monthly disability benefit payable from the Xcel Energy Pension Plan is equal to 1.4% of the participant’s projected earnings multiplied by the participant’s projected credited service (not more than 30 years). The projected earnings for this purpose are the final average earnings determined by projecting current pay to the participant’s normal retirement age. Projected credited service is determined by projecting current service to the participant’s normal retirement age. This monthly annuity would be payable until normal retirement age, at which time the normal retirement benefit under the Xcel Energy Pension Plan would commence. The Nonqualified Pension Plan benefit would also be payable upon reaching normal retirement age.

For participants in the Pension Equity Benefit formula (Mr. Fowke and Ms. Vincent), the monthly disability benefit payable from the Xcel Energy Pension Plan is equal to 1.2% of the participant’s final average earnings at the time of disability multiplied by the participant’s projected credited service.

Projected credited service is determined by projecting current service to the participant’s normal retirement age. This monthly annuity would be payable until normal retirement age, at which time the normal retirement benefit under the Xcel Energy Pension Plan would commence. The Nonqualified Pension Plan benefit would also be payable upon reaching normal retirement age. Mr. Fowke and Ms. Vincent would also be eligible for the immediate commencement of a life annuity that is actuarially equivalent to their accrued SERP benefits at the time of disability.

Retirement Benefits

Upon retirement, the executive officers also will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 52  to  57 and the nonqualified deferred compensation described under the caption “Nonqualified Deferred Compensation” on pages 58 to 59.

Outstanding Incentive Compensation Awards

As discussed above, pursuant to the terms of the Company’s incentive compensation plans, upon a change in control, all stock-based awards, such as stock options and restricted stock, will vest immediately and all cash-based awards, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. Upon voluntary termination or involuntary termination with cause, all stock options (other than those issued to Mr. Johnson and those issued to the other NEOs on or after August 2000), restricted stock, restricted stock units and performance shares will be forfeited. Stock options issued to Mr. Johnson and those issued to the other NEOs on or after August 2000 will be exercisable for 3 months or their stated term, whichever is earlier, following a voluntary termination. Upon involuntary termination without cause, stock options issued prior to August 2000 to the NEOs other than Mr. Johnson will be forfeited, stock options issued to Mr. Johnson and those issued to the other NEOs on or after August 2000 will be exercisable for 36 months or their stated term, whichever is earlier, restrictions on the restricted stock held by Mr. Kelly and Mr. Bonavia will lapse, restricted stock held by Mr. Fowke and Ms. Vincent will be forfeited, restricted stock units and performance shares awarded in 2005 will continue to remain outstanding on their original terms and conditions, and restricted stock units and performance shares awarded in 2006 and 2007 will be forfeited. Upon retirement, all stock options will continue to be exercisable for their stated terms, restrictions on the restricted stock held by Mr. Kelly and Mr. Bonavia will lapse, restricted stock held by Mr. Fowke and Ms. Vincent will be forfeited, restricted stock units and performance shares awarded in 2005 will continue to remain outstanding on their original terms and conditions, and restricted stock units and performance shares awarded in 2006 and 2007 will be forfeited. Upon termination due to death or disability, stock options issued prior to August 2000 to the NEOs other than Mr. Johnson will be exercisable for 12 months or their stated term, whichever is earlier, stock options issued to Mr. Johnson and those issued to the other NEOs on or after August 2000, will be exercisable for 36 months or their stated term, whichever is earlier, restrictions will lapse on restricted stock, and restricted stock units and performance shares will continue to remain outstanding on their original terms and conditions, except that 2005 awards of performance shares will be paid on a prorated basis for the period of the performance cycle prior to termination.

Aggregate Termination Payments

Assuming that (i) the Named Executive Officers were terminated on December 31, 2006 and (ii) that the price of our common stock was $23.06 (the closing price on December 29, 2006), then the Named Executive Officers would be entitled to the following payments upon a termination of employment or change in control:

	Termination upon Change in Control		Voluntary termination/ Retirement		Involuntary Termination with Cause	Involuntary Termination without Cause		Death
Richard C. Kelly
Severance Payments	$6,300,000		$0		$0	$5,437,300		$0
Retirement/Pension(1)	5,188,922		1,143,628		1,143,628	5,230,031		1,143,628
Benefits(2)	496,557		0		0	199,147		0
Incentive Compensation(3)	7,009,207	(4)	0	(5)	0	0	(5)	1,442,376	(6)
Tax gross-up	5,802,138		0		0	0		0
Paid-time-off (PTO) cash out	185,769		185,769		185,769	185,769		185,769
Total	$24,982,593		$1,329,397		$1,329,397	$11,052,247		$2,771,773
Benjamin G.S. Fowke
Severance Payments	$2,475,000		$0		$0	$2,100,200		$0
Retirement/Pension(1)	1,030,993		106,595		106,595	780,292		106,595
Benefits(2)	185,688		0		0	47,131		0
Incentive Compensation(3)	2,026,053	(4)	0	(7)	0	0	(7)	438,546	(6)
Tax gross-up	1,752,378		0		0	0		0
PTO cash out	71,315		71,315		71,315	71,315		71,315
Total	$7,541,427		$177,910		$177,910	$2,998,938		$616,456
Paul J. Bonavia
Severance Payments	$3,813,053		$4,100,000		$0	$4,100,000		$4,100,000
Retirement/Pension(1)	2,169,061		106,922		106,922	0		106,922
Benefits(2)	156,620		0		0	119,696		0
Incentive Compensation(3)	2,046,232	(4)	0	(5)	0	0	(5)	421,540	(6)
Tax gross-up	3,663,542		0		0	0		0
PTO cash out	97,058		97,058		97,058	97,058		97,058
Total	$11,945,566		$4,303,980		$203,980	$4,316,754		$4,725,520
Patricia K. Vincent
Severance Payments	$2,092,500		$0		$0	$1,762,500		$0
Retirement/Pension(1)	865,301		143,099		143,099	642,222		143,099
Benefits(2)	160,197		0		0	35,299		0
Incentive Compensation(3)	1,764,674	(4)	0	(7)	0	0	(7)	311,669	(6)
Tax gross-up	1,317,775		0		0	0		0
PTO cash out	74,423		74,423		74,423	74,423		74,423
Total	$6,274,870		$217,522		$217,522	$2,514,444		$529,191
Gary R. Johnson(8)
Severance Payments	$1,906,500		$0		$0	$1,581,700		$0
Retirement/Pension(1)	1,081,861		1,071,664		1,071,664	1,071,664		1,071,664
Benefits(2)	205,393		0		0	72,893		0
Incentive Compensation(3)	1,483,034	(4)	0	(7)	0	0	(7)	272,657	(6)
Tax gross-up	1,375,201		0		0	0		0
PTO cash out	25,231		25,231		25,231	25,231		25,231
Total	$6,077,220		$1,096,895		$1,096,895	$2,751,488		$1,369,552

(1)             Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits table on page 52, which the executive officers also would be entitled to receive. The amounts shown in the Pension Benefits table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

(2)             For these purposes we have assumed that health care costs will increase at the rate of 5% per year.

(3)             In addition, executive officers will have the ability, under the circumstances outlined in “Outstanding Incentive Compensation Awards,” to exercise the stock options set forth in the Outstanding Equity Awards at Fiscal Year-End table on page 49 .

(4)             Represents the dollar value of all performance shares and restricted stock units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. Does not include the value of restricted stock for which restrictions would lapse, which values are set forth under “2003 Severance and Change in Control Policy” above.

(5)             Does not include the value of restricted stock for which restrictions would lapse upon retirement or involuntary termination without cause, which values are set forth under “2003 Severance and Change in Control Policy” above, or the value of restricted stock units and performance shares awarded in 2005, which will remain outstanding on their original terms and conditions upon retirement or involuntary termination without cause.

(6)             Represents payout of earned annual incentive awards. This amount also is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Does not include the value of restricted stock for which restrictions would lapse upon, which values are set forth under “2003 Severance and Change in Control Policy” above, or the value of restricted stock units and performance shares, which will remain outstanding on their original terms and conditions, except that 2005 awards of performance shares will be paid on a prorated basis for the period of the performance cycle prior to termination.

(7)             Does not include the value of restricted stock units and performance shares awarded in 2005, which will remain outstanding on their original terms and conditions upon retirement.

(8)             As explained above, Mr. Johnson retired on March 31, 2007. The benefits he actually will receive are discussed above under the caption “Gary R. Johnson Retirement Agreement”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	14,932,908	$27.36	8,579,103
Equity compensation plans not approved by security holders	n/a	n/a		(2)

(1)	Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securitie remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
	PSCo Omnibus Incentive Plan	55,645			$25.16	—
	Xcel Energy Inc. 2005 Omnibus Incentive Plan	926,952	(3)	$	N/A	7,396,848	(4)
	Xcel Energy Inc. Omnibus Incentive Plan	7,770,303	(3)		$26.54	—	(5)
	NRG Long-Term Incentive Compensation Plan	1,579,222			$35.45	—
	NCE Omnibus Incentive Plan	2,907,389			$26.43	—
	NSP Executive Long-Term Incentive Award Stock Plan	1,414,958			$24.10	—
	Xcel Energy Inc. Executive Annual Incentive Award Plan (Effective May 25, 2005)	17,746		$	N/A	1,182,254
	Xcel Energy Inc. Executive Annual Incentive Award Plan	260,693		—		—	(6)
	Stock Equivalent Plan for Non-Employee Directors	200,306		—		549,694

(2)            Xcel Energy had a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, directors could receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on Xcel Energy common stock. The shareholders approved an amended and restated plan at the 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

(3)            Includes stock options, performance shares, performance-based restricted stock units and reinvested dividend equivalents with respect to performance-based restricted stock units. For performance shares, the actual number of securities to be paid out will be dependent upon Xcel

Energy’s TSR compared to a peer group. Performance-based restricted stock units are subject to forfeiture as described under “Long-Term Incentives” in Compensation Discussion and Analysis above.

(4)            Awards can take the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

(5)            The Xcel Energy Inc. 2005 Omnibus Incentive Plan was approved by shareholders at the 2005 annual meeting and replaces the Xcel Energy Inc. Omnibus Incentive Plan approved by shareholders in 2000. No additional awards will be made under the Xcel Energy Inc. Omnibus Incentive Plan.

(6)            The Xcel Energy Inc. Executive Annual Incentive Plan (Effective May 25, 2005) was approved by shareholders at the 2005 annual meeting and replaces the Xcel Energy Inc. Executive Annual Incentive Plan approved by shareholders in 2000. No additional awards will be made under the Xcel Energy Inc. Executive Annual Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee is composed of Roger R. Hemminghaus, Chair, Fredric W. Corrigan, Douglas W. Leatherdale, Albert F. Moreno, Margaret R. Preska and Timothy V. Wolf.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended and restated by the Audit Committee on March 1, 2005 and approved by the Board on March 2, 2005. The Audit Committee reviewed and reaffirmed the charter without change on January 31, 2006. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

•       Considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•       Discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•       Received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and discussed the independence of Deloitte & Touche LLP with them;

•       Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

•       Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2007. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2007. Shareholder ratification of this appointment is included as Proposal No. 2 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Roger R. Hemminghaus, Chair	Albert F. Moreno
Fredric W. Corrigan	Margaret R. Preska
Douglas W. Leatherdale	Timothy V. Wolf*

*                    Mr. Wolf became a member of the Audit Committee, effective January 30, 2007. He joins in the report of the Audit Committee to the extent it covers the period for which he served on the Committee during 2007.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2006 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Independent Public Accountants Fees

For the years ended December 31, 2006 and December 31, 2005, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”). Total fees paid to Deloitte & Touche in 2006 and 2005 were $6,197,000 and $5,421,000, respectively.

Audit Fees

The aggregate audit fees include fees billed for the audit of the Company’s and subsidiaries annual financial statements, management’s assessment of the Company’s internal control over financial reporting and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. These amounts include estimated billings for the completion of the audits, which billings were rendered after the year-end being audited. Total audit fees for 2006 and 2005 were $5,188,000 and $4,207,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2006 were $630,000. These fees included $413,000 for agreed upon procedures related to the Southwestern Public Service Company rate case, $179,000 for employee benefit plan audits and $38,000 for other audits and accounting consultation.

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2005 were $335,000. These fees included $164,000 for employee benefit plan audits and $171,000 for other audits and accounting consultation.

Tax Fees

The aggregate fees billed for tax services for the fiscal year ended December 31, 2006 were $379,000. These fees included $237,000 for other tax compliance services, and $142,000 for other tax planning services.

The aggregate fees billed for tax services for the fiscal year ended December 31, 2005 were $879,000. These fees included $179,000 for tax planning and compliance services related to the Company’s investment in NRG, which was divested in 2003, $340,000 for other tax compliance services, and $360,000 for other tax planning services.

All Other Fees

There were no other fees billed for the fiscal years ended December 31, 2006 and December 31, 2005.

Audit Committee Pre-Approval Policies

Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2006 were pre-approved by the Audit Committee.

Leased Employees

In connection with their audit of our 2006 annual financial statements, Deloitte & Touche’s work was performed 100% by full-time, permanent employees of Deloitte & Touche.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART
Corporate Secretary

Minneapolis, Minnesota

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2007 Annual Meeting of Shareholders:

1.               The Annual Meeting of Shareholders is open only to Xcel Energy shareholders and Xcel Energy’s invited guests. Shareholders attending the Annual Meeting should present an admittance ticket or evidence of Xcel Energy Inc. stock ownership to gain entrance. All attendees will be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the Annual Meeting. You will not be admitted without photo identification.

2.               The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.               Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

4.               If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.               Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.               The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.               No firearms or weapons will be allowed in the meeting room.

8.               No banners, packages or signs will be allowed in the meeting room.

9.               Individuals wishing to gain admittance to the Annual Meeting will pass through a metal detector.

10.        Xcel Energy reserves the right to inspect all items entering the meeting room. Handbags and briefcases will be inspected.

ADMISSION TICKET

2007 Annual Meeting of Shareholders

Wednesday, May 23, 2007, 10:00 A.M. CDT

Doors will open at 9:00 A.M. MDT

The Minneapolis Convention Center
1301 Second Avenue South
Minneapolis,Minnesota

Shareholders who do not present an admission ticket or verification of ownership will not be admitted to the meeting.

Photo identification is required for admission.

Attached below is your proxy card for the 2007 Annual Meeting of Shareholders of Xcel Energy Inc.

You may vote by telephone, by Internet or by mail.

To vote by telephone or Internet, see instructions on reverse side.

To vote by mail, please return your proxy in the enclosed business reply envelope.

Proxy for Annual Meeting of Shareholders – May 23, 2007

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc.(the “Company”) hereby appoints Benjamin G.S.Fowke III and Cathy J.Hart, or any one or more of them, as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May23, 2007 and any adjournment or adjournments thereof, and to vote as designated hereon and in their discretion with respect to any other business properly brought before the Annual Meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES,INC. EMPLOYEES’SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES,THE XCEL ENERGY 401(K) SAVINGS PLAN AND THE NEW CENTURY ENERGIES,INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT  EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”) AND THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

ADDRESS CHANGE/COMMENTS	XCEL ENERGY INC. P.O. BOX 11466 NEW YORK, NY 10203-0466

This proxy when properly executed will be voted in the manner designated hereon and in the discretion of the proxies with respect to any other matters properly brought before the meeting. If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST items 3 and 4.

(CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY,7 DAYS A WEEK

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL

https://www.proxypush.com/xel		1-866-697-7120
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

ELECTRONIC DELIVERY OF SHAREHOLDER MATERIALS

Reduce paper mailed to your home and help lower Xcel’s printing and mailing costs.We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line.To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years.You may also enroll at anytime by visiting https://www.proxyconsent.com/xel and follow the instructions provided.

1-866-697-7120
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☒
Votes MUST be indicated
(X) in Black or Blue ink

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST items 3 and 4.							FOR	AGAINST	ABSTAIN

1. To elect a board of directors						2. To ratify the appointment of Deloitte & Touche LLP	☐	☐	☐
as Xcel Energy Inc.’s principal independent
accountants for 2007
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐

						3. Shareholder proposal relating to the separation of	☐	☐	☐
Nominees:					01 - C. Coney Burgess, 02 - Fredric W. Corrigan, 03 - Richard K. Davis,	the role of chairman of the board and chief
04 - Roger R. Hemminghaus, 05 - A. Barry Hirschfeld, 06 - Richard C. Kelly,						executive officer
07 - Douglas W. Leatherdale, 08 - Albert F. Moreno, 09 - Dr. Margaret R. Preska,
10 - A. Patricia Sampson, 11 - Richard H. Truly, 12 - David A. Westerlund and						4. Shareholder proposal relating to financial	☐	☐	☐
13 - Timothy V. Wolf						performance criteria for the Company’s executive
compensation plans

(Instructions: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee's name on the following blank line.)						To change your address, please mark this box.			☐

*Exceptions							To include any comments, please mark this box.		☐

S C A N L I N E

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-owner sign here